Exhibit 99.2

Independent Auditors’ Report

To the board of directors and shareholders of Priory Group No.1 Limited

We have audited the accompanying consolidated financial statements of Priory Group No.1 Limited and its subsidiaries, which comprise the consolidated balance sheets as of 31 December 2014, 2013 and 2012 and the related consolidated income statements, statements of comprehensive income, statements of shareholders’ equity and statements of cash flows for the years then ended.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Priory Group No.1 Limited and its subsidiaries at 31 December 2014, 2013 and 2012 and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ PricewaterhouseCoopers LLP

Leeds, United Kingdom

4 January 2016

Historical Financial Information for the years ended 31 December 2012, 2013 and 2014

Consolidated Income Statement

	Note	For the year ended 31 December
		2012	2013	2014
		(£ thousands)
Revenue	3	463,074	480,836	520,738
Operating costs (including exceptional items of £4.7m in 2012 (2013: £54.7m; 2014: £2.5m)	4	(385,471)	(461,566)	(446,593)

Operating profit	3	77,603	19,270	74,145

Finance costs (including exceptional items of £nil in 2012 (2013: £nil; 2014: £15.9m)	8	(88,623)	(91,827)	(109,468)
Finance income	8	104	179	229
Loss before tax		(10,916)	(72,378)	(35,094)
Income tax	9	23,379	43,433	22,231

Profit/(loss) for the financial year		12,463	(28,945)	(12,863)

Attributable to:
Owners of the parent		12,728	(28,860)	(12,863)
Non-controlling interest		(265)	(85)	—

Consolidated statement of comprehensive income

	For the year ended 31 December
	2012	2013	2014
	(£ thousands)
Profit/(loss) for the financial year	12,463	(28,945)	(12,863)
Other comprehensive income	—	—	—

Total comprehensive income for the year	12,463	(28,945)	(12,863)

Attributable to:
Owners of the parent	12,728	(28,860)	(12,863)
Non-controlling interests	(265)	(85)	—

Consolidated Balance Sheet

	Note	For the year ended 31 December
		2012	2013	2014
		(£ thousands)
Non-current assets
Intangible assets	11	217,518	212,410	215,452
Property, plant and equipment	12	1,334,607	1,292,701	1,088,360

		1,552,125	1,505,111	1,303,812
Current assets
Inventories	13	55	50	49
Trade and other receivables	14	26,177	30,265	38,005
Cash	15	43,009	44,414	22,644

		69,241	74,729	60,698
Assets held for sale	16	19,343	21,637	10,808

		88,584	96,366	71,506
Total assets		1,640,709	1,601,477	1,375,318

Current liabilities
Trade and other payables	17	(84,846)	(76,497)	(83,927)
Borrowings	18	(24,219)	(24,193)	(17,886)
Provisions for liabilities and charges	19	(2,132)	(2,857)	(4,760)

		(111,197)	(103,547)	(106,573)
Net current liabilities		(22,613)	(7,181)	(35,067)

Non-current liabilities
Borrowings	18	(1,027,200)	(1,061,454)	(865,563)
Deferred income tax	20	(209,418)	(167,037)	(147,108)
Provisions for liabilities and charges	19	(15,123)	(22,489)	(21,986)

		(1,251,741)	(1,250,980)	(1,034,657)
Total liabilities		(1,362,938)	(1,354,527)	(1,141,230)

Net assets		277,771	246,950	234,088

Equity attributable to owners of the parent:
Share capital	22	261,179	261,184	261,185
Share premium account		11,344	11,437	11,437
Retained earnings/(accumulated deficit)		1,621	(25,671)	(38,534)

		274,144	246,950	234,088
Non-controlling interests		3,627	—	—

Total equity		277,771	246,950	234,088

Consolidated Statement of Cash Flows

	Note	For the year ended 31 December
		2012	2013	2014
		(£ thousands)
Operating activities
Operating profit		77,603	19,270	74,145
Loss/(profit) on disposal of property, plant and equipment	7	349	(53)	(7,897)
Depreciation of property, plant and equipment	4	40,336	42,557	43,989
Amortisation of intangible assets	4	7,335	6,746	6,203
Impairment of property, plant and equipment	7	—	42,587	—
Decrease in inventories		2	5	3
Increase in trade and other receivables		(1,346)	(3,914)	(6,129)
(Decrease)/increase in trade and other payables		(5,377)	(7,083)	5,008
(Decrease)/increase in provisions		(1,359)	4,959	(1,628)
Provision for future minimum rental increases		2,962	3,132	2,850

		120,505	108,206	116,544
Corporation tax refunded/(paid)		1,129	(367)	(366)

Net cash generated from operating activities		121,634	107,839	116,178

Investing activities
Interest received		104	179	229
Purchase of subsidiaries, net of cash acquired	10	(24,221)	(5,358)	(18,181)
Purchase of subsidiaries, deferred consideration	10	—	(450)	—
Proceeds on disposal of property, plant and equipment	7	1,959	4,961	239,952
Purchases of intangible assets		—	(171)	—
Purchases of property, plant and equipment		(49,368)	(44,714)	(47,201)

Net cash (used in)/generated from investing activities		(71,526)	(45,553)	174,799

Financing activities
Proceeds from borrowings	18	12,000	5,500	24,250
Repayments of borrowings	18	—	—	(10,500)
Purchase of non-controlling interest		—	(1,872)	—
Repayment of obligations under finance leases		(1,570)	(2,023)	(2,011)
Issue of ordinary shares		30	90	—
Issue of shares to non-controlling interest		340	—	—
Repayment of high yield bonds	18	—	—	(257,547)
Interest paid		(62,158)	(62,576)	(66,939)

Net cash used in financing activities		(51,358)	(60,881)	(312,747)

Net (decrease)/increase in cash		(1,250)	1,405	(21,770)
Cash at the beginning of the year	15	44,259	43,009	44,414

Cash at the end of the year	15	43,009	44,414	22,644

Consolidated Statement of Changes in Equity

	Share capital	Share premium account	Accumulated losses	Non- controlling interest	Total equity
	(£ thousands)
At 1 January 2012	261,178	11,225	(11,107)	—	261,296
Profit for the year	—	—	12,728	(265)	12,463
Transactions with owners:
Issue of shares	1	119	—	—	120
Arising on business combinations	—	—	—	3,750	3,750
Shares issued to non-controlling interests	—	—	—	340	340
Distribution to non-controlling interest	—	—	—	(198)	(198)

At 31 December 2012	261,179	11,344	1,621	3,627	277,771
Loss for the year	—	—	(28,860)	(85)	(28,945)
Transactions with owners:
Issue of shares	5	93	—	—	98
Distribution to non-controlling interest	—	—	—	(102)	(102)
Purchase of non-controlling interest	—	—	1,568	(3,440)	(1,872)

At 31 December 2013	261,184	11,437	(25,671)	—	246,950
Loss for the year	—	—	(12,863)	—	(12,863)
Transactions with owners:
Issue of shares	1	—	—	—	1

At 31 December 2014	261,185	11,437	(38,534)	—	234,088

1.	General information

Priory Group No. 1 Limited (the “Company”) is a company incorporated and domiciled in the United Kingdom. The address of the registered office is Fifth Floor, 80 Hammersmith Road, London W14 8UD. The Company is the holding company of Priory Group No. 2 Limited and its subsidiaries (collectively, the “Group”), whose principal activity is the provision of behavioural care in the United Kingdom, focusing on the provision of acute psychiatry, forensic and rehabilitation and recovery services, specialist education and children’s services, older people care, and specialist support for adults who have learning difficulties.

2.	Significant accounting policies

2.1	Basis of preparation

2.1.1	Accounting framework

This historical financial information presents the financial track record of the Group for the three years ended 31 December 2014. This special purpose financial information has been prepared in accordance with the requirements of International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and with those parts of the Companies Act 2006 applicable to companies reporting under IFRS.

This historical financial information is prepared in accordance with IFRS under the historical cost convention. The historical financial information is presented in thousands of pounds sterling (“£”) except when otherwise indicated.

This historical financial information was approved and authorised for issue on 4 January 2016.

The principal accounting policies adopted in the preparation of the historical financial information are set out below. The policies have been consistently applied to all the years presented, unless otherwise stated.

The preparation of historical financial information in accordance with IFRS requires management to make judgments, estimates and assumptions that affect the application of policies and reported amounts of assets and liabilities, and income and expenses. The estimates and associated assumptions are based on historical experience and various other factors that are believed to be reasonable in the particular circumstance, the results of which form the basis of making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates. The areas involving a higher degree of complexity, or areas where assumptions and estimates are significant to the financial statements are discussed in note 2.18.

2.1.2	Going concern

This historical financial information relating to the Group has been prepared on the going concern basis.

The Group maintains a mixture of medium-term debt, committed credit facilities, lease finance arrangements and cash reserves, which together are designed to ensure that the Group has sufficient available funds to finance its operations. The Board reviews forecasts of the Group’s liquidity requirements based on a range of scenarios to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its committed borrowing facilities at all times so that the Group does not breach borrowing limits or covenants (where applicable) on any of its borrowing facilities.

After making appropriate enquiries and having considered the business activities and the Group’s principal risks and uncertainties, the Directors are satisfied that the Group as a whole has adequate resources to continue in operational existence for the foreseeable future. Accordingly, the historical financial information has been prepared on a going concern basis.

2.2	Basis of consolidation

The consolidated historical financial information include the historical financial information of Priory Group No. 1 Limited (the “Company”) and all of its subsidiary undertakings (together, the “Group”). Subsidiaries are all entities (including structured entities) over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date that control ceases. The purchase method is used to account for the acquisition of subsidiaries and group reorganisations. Under the purchase method the cost of the acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred in exchange for the subsidiary. Identifiable assets, liabilities and contingent liabilities assumed in a business combination are measured at their fair values at the acquisition date. All acquisition costs are expensed immediately.

Non-controlling interests are initially measured at fair value.

Intercompany transactions and balances between group entities are eliminated on consolidation. Where necessary the accounting policies applied by subsidiaries have been changed to ensure consistency with the accounting policies applied by the Group.

2.3	Non-current assets held for sale

Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount and fair value less costs to sell.

Non-current assets and disposal groups are classified as held for sale if the carrying amount will be recovered through a sale transaction rather than through continuing use. This condition is regarded as met only when the sale is highly probable and the asset or disposal group is available for immediate sale in its present condition. Management must be committed to the sale and expect the sale to complete within one year from the date of classification or the reporting date.

2.4	Intangible assets

2.4.1	Goodwill

Goodwill arising on consolidation represents the excess of the cost of acquisition over the Group’s interest in the fair value of the identifiable assets and liabilities of a subsidiary, associate or jointly controlled entity at the date of acquisition. Goodwill is initially recognised as an asset at cost and is subsequently measured at cost less any accumulated impairment losses. Goodwill is reviewed for impairment at least annually, or more frequently where circumstances suggest an impairment may have occurred. Any impairment is recognised immediately in the income statement and is not subsequently reversed.

For the purpose of impairment testing, goodwill is allocated to each of the Group’s cash-generating units on an EBITDAR basis, in line with the expected benefit from the synergies of the combination. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the unit may be impaired. If the recoverable amount of the cash-generating unit is less than the carrying amount of that unit, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit pro-rata on the basis of the carrying amount of each asset in the unit.

On disposal of a subsidiary, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

2.4.2	Brands and customer contracts

Acquired brands and customer contracts acquired in a business combination are shown at their fair value at the acquisition date. They have finite useful economic lives and are carried at cost less accumulated amortisation. Brands are amortised on a straight line basis to allocate the cost of a brand over its estimated useful life of up to 30 years. Customer contracts are amortised on an attrition basis over their useful economic lives of between 3 and 10 years. Attrition rates are calculated with reference to the average length of stay of service users.

2.5	Segment reporting

The Group operates solely in the UK, therefore no geographical disclosures are presented. Segmental information is presented in respect of the Group’s operating segments, based on management’s internal reporting structure and information reported to the chief operating decision maker, which is considered to be the Group’s executive management team which comprises the executive directors and certain other members of senior management. Further details are provided in note 3 to the historical financial information.

2.6	Revenue recognition

Revenue represents consideration received for the provision of healthcare, education, elderly care and specialist services. Revenue is recognised to the extent it is probable that the economic benefits will flow to the Group and the revenue can be reliably measured. Revenue is measured at the fair value of the consideration received, excluding discounts, rebates and sales taxes.

Revenue in respect of the provision of healthcare, education, elderly care and specialist services is recognised in respect of the number of days of care that have been provided in the relevant period. Revenue in respect of ancillary services is recognised as the services are provided, assuming that the other revenue recognition criteria are met. Revenue paid in advance is included in deferred income until the service is provided. Revenue in respect of services provided but not yet invoiced by the period end is included within accrued income.

2.7	Borrowing costs and interest

All borrowing costs are recognised in the income statement in the period in which they are incurred. The Group has no borrowing costs directly attributable to the acquisition, construction or production of specific qualifying assets.

Interest income is recognised in the income statement as it accrued, using the effective interest method.

2.8	Retirement benefit costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due, when the service is provided by the employee. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

The Group, through one of its subsidiary companies, operates a funded defined benefit pension scheme, the “Health & Care Services (UK) Limited Pension and Life Assurance Scheme” for a small number of staff at one of its homes. The defined benefit obligation, plan assets and net surplus/deficit are not material, and are therefore not separately disclosed in the historical financial information.

2.9	Taxation

The tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit can differ from the net profit or loss as reported in the income statement because it excludes items of income or expense that are taxable or deductible in other years, or that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the balance sheet liability method. Deferred tax liabilities are recognised for all taxable temporary differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised.

The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realised. Deferred tax is charged or credited in the income statement, except when it relates to items charged or credited in other comprehensive income or directly to equity, in which case the deferred tax is also dealt with in other comprehensive income or equity.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority, and the Group intends to settle its current tax assets and liabilities on a net basis.

Current and deferred tax balances are not discounted.

2.10	Property, plant and equipment

Property, plant and equipment is stated at cost less accumulated depreciation and impairment losses. Cost includes the original purchase price of the asset and the costs attributable to bringing the asset to its working condition for its intended use.

Assets in the course of construction represent the direct costs of purchasing, constructing and installing property, plant and equipment ahead of their productive use. No depreciation is provided on an asset that is in the course of construction until it is completed and the asset is ready for its intended use.

Depreciation is provided to write off the cost less estimated residual value of property, plant and equipment by equal instalments over their estimated useful economic lives as follows:

•	Buildings – 50 years or over the period of the lease, if shorter

•	Fixtures and fittings – 3 to 16 years

•	Motor vehicles – 4 years or over the period of the lease, if shorter

The expected residual values and useful lives of the assets to the business are reassessed, and adjusted if appropriate at each balance sheet date. Land is not depreciated on the basis that land has an unlimited life. Where the cost of land and buildings cannot be split, the directors have estimated that the value attributable to land is 22 per cent. of the cost of the land and buildings, based on experience.

2.11	Inventory

Inventory comprises primarily medical drugs and supplies and is stated at the lower of cost and net realisable value.

2.12	Leases

2.12.1	Finance leases

Leases in which the Group assumes substantially all the risks and rewards of ownership of the leased asset are classified as finance leases. Where land and buildings are held under leases the accounting treatment of the land is considered separately from that of the buildings. Lease assets acquired by way of finance leases are stated at an amount equal to the lower of their fair value and the present value of the minimum lease payments at the inception of the lease, less accumulated depreciation and impairment losses. Leased assets classified as property, plant and equipment are depreciated over the shorter of their useful economic lives or the period of the lease.

Lease payments made in respect of finance leases are apportioned between the finance charge and the reduction of the outstanding liability. The finance charge is allocated to each period during the lease term so as to produce a constant period rate of interest on the remaining balance of the liability.

2.12.2	Operating leases

Lease payments made in respect of operating leases are recognised on a straight line basis over the term of the lease. Minimum future rental increases are also recognised on a straight line basis and this non cash element is included in provisions until it is reversed in future periods.

2.12.3	Future minimum rental increases

The charge for future minimum rental increases reflects the non-cash element of rent expense which arises upon the straight lining of rent on leasehold properties over the lease term where the conditions of the lease stipulate that annual (or other periodic) rent uplifts are made according to a fixed minimum percentage. Leases which do contain fixed minimum percentage uplifts (for example where rent reviews are market-based or calculated by reference to an inflationary index) are not subject to a charge for future minimum rental increases.

2.13	Non derivative financial instruments

Non derivative financial instruments comprise trade and other receivables, cash, borrowings and trade and other payables. Non derivative financial instruments are recognised initially at fair value. The Group has no financial instruments measured at fair value through the income statement. Subsequent to initial recognition, financial instruments are measured as described below:

2.13.1	Trade and other receivables

Trade and other receivables are initially stated at fair value and subsequently measured at amortised cost using the effective interest rate method, less any impairment losses, and are assessed for indicators of impairment at least monthly. Trade and other receivables are considered to be impaired where there is objective evidence that the estimated future cash flows associated with the asset have been affected. In addition, certain trade and other receivables that are not considered to be individually impaired, may be assessed for impairment on a collective basis. Objective evidence for impairment for a portfolio of receivables could include the Group’s past experience of collecting payment, an increase in the number of delayed payments, as well as observable changes in national or local economic conditions.

2.13.2	Cash

Cash comprises all bank balances and is stated in the balance sheet at fair value. The Group does not hold any cash equivalents.

2.13.3	Trade and other payables

Trade and other payables are initially stated at fair value and subsequently measured at amortised cost using the effective interest rate method.

2.13.4	Borrowings

All borrowings are initially stated at the fair value of proceeds received after deduction of finance costs and are subsequently measured at amortised cost using the effective interest rate method. The issue costs are amortised over the life of the underlying borrowings at a constant rate on the carrying amount.

On early repayment of the borrowings, the balance of the unamortised issue costs, and any premium and discounts arising in the early repayment of borrowings are recognised in the income statement.

Details of the Group’s financial risk management policies are included in note 25 to the historical financial information.

2.14	Classification of financial instruments issued by the Group

Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangement. An equity instrument is any contract that evidences a residual interest in the assets of the Group after deducting all of its liabilities. Instruments issued that do not evidence a residual interest in the assets of the Group are classified as liabilities. Equity instruments issued by the Group are recognised in equity at the value of the net proceeds received.

2.15	Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation and reliable estimate can be made of the amount of the obligation. The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the balance sheet date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows.

2.16	Preference shares

By reference to the underlying terms of the preference shares that the Group has in issue, it has determined that the preference shares represent a residual interest in the assets of the Group and are consequently classified as equity instruments.

2.17	Non-GAAP measures and exceptional items

The Group assesses its operational performance using a number of financial measures, some of which are “non-GAAP measures” as they are not measures defined within IFRS. These measures include Earnings Before Interest, Tax, Depreciation, Amortisation, Rent and exceptional items (“Adjusted EBITDAR”); Earnings Before Interest, Tax, Depreciation, Amortisation, exceptional items and future minimum rental increases (“Adjusted EBITDA before future minimum rental increases”); and Earnings Before Interest, Tax, Depreciation, Amortisation and exceptional items (“Adjusted EBITDA”). The directors believe presenting the Group’s results in this way provides users of the historical financial information with additional useful information on the underlying performance of the business, and is consistent with how business performance is monitored internally.

Items considered to be material or non-recurring and whose significance is sufficient to warrant separate disclosure and identification within the historical financial information are referred to as exceptional items. Items that may give rise to classification as exceptional include, but are not limited to, significant and material restructuring and reorganisation programmes, re-financing and acquisition costs, impairment charges and profits or losses on the disposal of assets. Further details of exceptional items are provided in note 7 to the historical financial information.

2.18	Significant sources of estimation, uncertainty and critical accounting judgments in applying the Group’s accounting policies

The preparation of financial information in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as at the date of the financial information and the reported amounts of revenue and expenses during the period then ended. Management bases its estimates on historical experience and various other assumptions that are considered to be reasonable in the particular circumstances. Actual results may differ from these estimates.

Estimates are used in accounting for allowances for uncollected receivables, depreciation, impairment, taxes and contingencies. Estimates and assumptions are reviewed periodically and the effects of the revision are reflected in the financial information in the period that an adjustment is determined to be required.

Significant accounting judgments have been applied by the Group in order to prepare the consolidated financial information with respect to the valuation of deferred tax assets, the impairment of goodwill, the valuation of property, plant and equipment and the initial recognition and subsequent amortisation of customer relationships and other intangible assets. These judgments are as follows:

2.18.1	Valuation of deferred tax assets

Deferred tax assets and liabilities require management judgment in determining the amounts to be recognised. In particular, judgment is used when assessing the extent to which deferred tax assets should be recognised with consideration given to the timing and level of future taxable income.

2.18.2	Impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the groups of cash-generating units to which goodwill has been allocated and is monitored internally. The value in use calculation requires management to estimate the future cash flows and growth rates expected to arise from the cash-generating unit, and select a suitable discount rate in order to calculate present value. Changes to the assumptions regarding discount rates, growth rates and expected changes to revenues and costs used in making these forecasts could significantly alter the assessment of the carrying value of goodwill.

2.18.3	Initial recognition and subsequent amortisation of customer relationships and other intangible assets

In accounting for each acquisition, the Group considers whether there are acquired intangible assets that qualify for separate recognition. In respect of acquisitions completed in the years ended 31 December 2012, 31 December 2013 and 31 December 2014, the Group has concluded that two classes of intangibles qualify under certain circumstances: brands and customer contracts. The valuation method used to value the customer contracts is a multi-period excess earnings method, based on an estimate of the amount of earnings attributable to those contracts. The intangible asset is then amortised on an attrition basis. The valuation method used to value acquired brands is the royalty relief method, with subsequent amortisation charged on a straight line basis. Estimating excess earnings, appropriate royalty rates and the useful economic life of customer contracts and brands requires management judgment and discretion.

2.19	Adoption of new and revised Standards

From 1 January 2012 the following Standards and interpretations became effective and were adopted by the Group:

•	IAS 24 (revised) “Related party disclosures”

•	Amendment to IFRS 1 in respect of hyperinflation

•	Amendment to IFRS 7 in respect of transfers of financial assets

•	Amendment to IAS 12 “Income taxes” on deferred tax

From 1 January 2013 the following Standards and interpretations became effective and were adopted by the Group:

•	IFRS 13 “Fair value measurements”

•	Amendments to IFRS 1 “First time adoption”

•	Amendment to IFRS 7 in respect of financial instruments and liability offsetting

•	Amendment to IAS 1 “Presentation of financial instruments” in respect of Other Comprehensive Income

•	Amendment to IAS 12 “Income taxes” on deferred tax

•	Annual improvements 2011

•	IFRIC 20 “Stripping costs in the production phase of a surface mine”

From 1 January 2014 the following Standards and interpretations became effective and were adopted by the Group:

•	IFRS 10 “Consolidated financial statements”

•	IFRS 11 “Joint arrangements”

•	IFRS 12 “Disclosures of interests in other entities”

•	IAS 27 (revised 2011) “Separate financial statements”

•	IAS 28 (revised 2011) “Associates and joint ventures”

•	Amendments to IFRS 10 “Consolidated financial statements”, IFRS 12 and IAS 27 on consolidation for investment entities

•	Amendments to IFRS 10, 11 and 12 on transition guidance

•	Amendments to IAS 32 on financial instruments asset and liability offsetting

•	Amendments to IAS 36 “Impairment of assets” on recoverable amount disclosures

•	Amendments to IAS 39 “Financial instruments: recognition and measurement” on novation of derivatives and hedge accounting

•	IFRIC 21 “Levies”

The adoption of these Standards and interpretations has had no impact on the Group’s profit/(loss), total comprehensive income, or equity.

The following new Standards, amendments and interpretations, which are in issue at 31 December 2014 but not yet effective, have not been applied in this historical financial information:

•	Annual improvements 2011 – 2013 (effective for periods commencing on or after 1 July 2014)

•	Amendment to IAS 19 (revised 2011) “Employee benefits” regarding defined benefit pension plans (effective for periods commencing on or after 1 July 2014)

•	Amendment to IFRS 11 “Joint arrangements” on acquisition of an interest in a joint operation (effective for periods commencing on or after 1 January 2016)

•	Amendment to IAS 16 “Property, plant and equipment” and IAS 38 “Intangible assets” on depreciation and amortisation (effective for periods commencing on or after 1 January 2016)

•	Amendment to IAS 16 “Property, plant and equipment” and IAS 41 “Agriculture” regarding bearer plants (effective for periods commencing on or after 1 January 2016)

•	IFRS 14 “Regulatory deferral accounts (effective for periods commencing on or after 1 January 2016)

•	Amendments to IAS 27 “Separate financial statements” on the equity method (effective for periods commencing on or after 1 January 2016)

•	Amendments to IFRS 10 “Consolidated financial statements” and IAS 28 “Investments in associates and joint ventures” (effective for periods commencing on or after 1 January 2016)

•	Annual improvements 2014 (effective for periods commencing on or after 1 January 2016)

•	IFRS 15 “Revenue from contracts with customers” (effective for periods commencing on or after 1 January 2017)

•	IFRS 9 “Financial instruments” (effective for periods commencing on or after 1 January 2018)

•	Amendments to IFRS 9 “Financial instruments” regarding general hedge accounting (effective for periods commencing on or after 1 January 2018)

With the exception of IFRS 15 and the Amendments to IFRS 9, the directors expect that the adoption of the Standards and interpretations listed above will not have a material impact on the financial information of the Group in future reporting periods. The directors are currently assessing the impact of IFRS 15 and the Amendments to IFRS 9.

3.	Segmental information

3.1	General information

3.1.1	The Group is organised into the following operating segments:

3.1.1.1	The Healthcare segment focuses on the treatment of patients with a variety of psychiatric conditions which are treated in both open and secure environments. This segment also provides neuro-rehabilitation services.

3.1.1.2	The Education segment provides day and residential schooling, care and assessment for children with emotional and behavioural difficulties or autistic spectrum disorders.

3.1.1.3	The Older People Services segment provides long term, short term and respite nursing care for older people who are physically frail or suffering from dementia related disorders, trading under the brand, “Amore Care”.

3.1.1.4	The Adult Care segment focuses on the care of service users with a variety of learning difficulties and mental health illnesses. This segment includes care homes and supported living services.

The Group also has a central office, which carries out administrative and management activities. All of the Group’s revenue arises in the United Kingdom. There are no sales between segments and all revenue arises from external customers and relate to the provision of services. All of the Group’s assets are domiciled in the UK.

3.2	Segment revenues and results

The measure of segment profit is adjusted earnings before interest, tax, depreciation, amortisation, rent and exceptional items (Adjusted EBITDAR), being EBITDAR before exceptional items. Adjusted EBITDAR is reported at least monthly to the Group’s chief operating decision maker for the purposes of resource allocation and assessment of segment performance. Items below Adjusted EBITDAR are typically reported to, and reviewed by, the Group’s chief operating decision maker annually.

Central costs include the Group’s centralised functions such as finance and accounting centres, IT, marketing, human resources, payroll and other costs not directly related to the hospitals, schools and care homes included in the reportable segments.

The following is an analysis of the Group’s revenue and results by reportable segment:

Year ended 31 December 2012

	Healthcare	Education	Older People Services	Adult Care	Central	Total
	£’000	£’000	£’000	£’000	£’000	£’000
Revenue	215,139	97,052	62,150	88,733	—	463,074

Adjusted EBITDAR	72,787	38,216	12,315	31,169	(10,237)	144,250

Rent	(192)	(3,415)	(6,937)	(743)	(4)	(11,291)
Adjusted EBITDAR before future minimum rental increases	72,595	34,801	5,378	30,426	(10,241)	132,959

Future minimum rental increases						(2,962)
Adjusted EBITDA						129,997

Depreciation (note 4)						(40,336)
Amortisation (note 4)						(7,335)
Exceptional items (note 7)						(4,723)

Operating profit						77,603
Net finance costs (note 8)						(88,519)

Loss before tax						(10,916)

Year ended 31 December 2013

	Healthcare	Education	Older People Services	Adult Care	Central	Total
	£’000	£’000	£’000	£’000	£’000	£’000
Revenue	230,353	91,050	66,225	93,208	—	480,836

Adjusted EBITDAR	75,919	30,641	11,047	31,414	(10,668)	138,353

Rent	(225)	(3,818)	(7,253)	(698)	—	(11,994)
Adjusted EBITDAR before future minimum rental increases	75,694	26,823	3,794	30,716	(10,668)	126,359

Future minimum rental increases						(3,132)
Adjusted EBITDA						123,227

Depreciation (note 4)						(42,557)
Amortisation (note 4)						(6,746)
Exceptional items (note 7)						(54,654)

Operating profit						19,270
Net finance costs (note 8)						(91,648)

Loss before tax						(72,378)

Year ended 31 December 2014

	Healthcare	Education	Older People Service	Adult Care	Central	Total
	£’000	£’000	£’000	£’000	£’000	£’000
Revenue	259,845	89,325	70,555	101,013	—	520,738

Adjusted EBITDAR	83,163	26,464	12,312	32,489	(10,610)	143,818

Rent	(2,219)	(3,408)	(7,701)	(770)	—	(14,098)
Adjusted EBITDAR before future minimum rental increases	80,944	23,056	4,611	31,719	(10,610)	129,720

Future minimum rental increases						(2,850)
Adjusted EBITDA						126,870

Depreciation (note 4)						(43,989)
Amortisation (note 4)						(6,203)
Exceptional items (note 7)						(2,533)

Operating profit						74,145
Net finance costs (note 8)						(109,239)

Loss before tax						(35,094)

3.3	Segment assets

Information regarding segmental assets is reviewed by the CODM annually.

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Healthcare	901,034	901,517	693,022
Education	271,391	243,440	243,834
Older People Services	99,639	88,372	85,284
Adult Care	274,388	274,320	282,387
Central	51,248	49,414	48,147

Total segment assets	1,597,700	1,557,063	1,352,674
Unallocated assets:
Cash	43,009	44,414	22,644

Total assets	1,640,709	1,601,477	1,375,318

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Included in total assets above:
Intangible assets
Healthcare	101,625	101,908	101,173
Education	49,030	46,591	51,096
Older People Services	11,840	12,010	12,001
Adult Care	55,023	51,901	51,182

	217,518	212,410	215,452

Assets held for sale
Healthcare	128	—	200
Education	494	1,417	1,143
Older People Services	4,948	3,999	—
Adult Care	13,773	16,221	9,465

	19,343	21,637	10,808

Year ended 31 December 2012

	Amortisation	Depreciation	Additions to property, plant and equipment
	£’000	£’000	£’000
Healthcare	737	22,052	12,055
Education	3,084	7,694	6,969
Older People Services	—	2,980	18,705
Adult Care	3,514	4,668	13,853
Central	—	2,942	4,622

Total	7,335	40,336	56,204

Year ended 31 December 2013

	Amortisation	Depreciation	Additions to property, plant and equipment
	£’000	£’000	£’000
Healthcare	732	22,296	12,729
Education	2,440	7,257	9,965
Older People Services	—	4,178	7,167
Adult Care	3,574	5,460	11,708
Central	—	3,366	3,232

Total	6,746	42,557	44,801

Year ended 31 December 2014

	Amortisation		Depreciation		Additions to property, plant and equipment
	£	’000	£	’000	£	’000
Healthcare		735		21,930		13,666
Education		1,685		8,277		12,168
Older People Services		9		3,765		5,809
Adult Care		3,774		6,503		14,881
Central		—		3,514		2,257

Total		6,203		43,989		48,781

3.4	Information about major customers

In the year ended 31 December 2014 revenue from NHS England amounted to 19 per cent. of total revenue (year ended 31 December 2013: 15 per cent.). No other single customer accounted for more than 5 per cent. of total revenue in the years ended 31 December 2013 or 2014. No single customer accounted for more than 5 per cent. of total revenue in the year ended 31 December 2012.

On a consolidated basis, revenue of £230.6 million (2013: £221.0 million; 2012: £217.9 million) and £224.2 million (2013: £192.4 million; 2012: £176.6 million) arose from Social Services and the NHS respectively, which each represent more than 10 per cent. of the Group’s total revenue. Of this revenue, £215.6 million (2013: £184.0 million; 2012: £167.7 million) arose in the Healthcare segment, £88.2 million (2013: £89.6 million; 2012: £95.9 million) arose in the Education segment, £95.3 million (2013: £87.9 million; 2012: £82.9 million) arose in the Adult Care segment and £55.7 million (2013: £51.9 million; 2012: £47.9 million) arose in the Older People Services segment.

4.	Operating costs

	Year ended 31 December
	2012	2013	2014
	£’000	£’000	£’000
Staff remuneration costs (note 6)	251,785	268,314	296,198
Other staff related costs	16,259	19,923	23,598
Other operating costs	50,202	53,686	56,737
Depreciation of property, plant and equipment (note 12)
Owned	38,664	40,548	42,195
Leased	1,672	2,009	1,794
Amortisation of intangible assets (note 11)	7,335	6,746	6,203
Rentals under operating leases
Property leases	11,291	11,994	14,098
Other operating leases	578	560	387
Future minimum rental increases	2,962	3,132	2,850
Exceptional items (note 7)	4,723	54,654	2,533

	385,471	461,566	446,593

“Other operating costs” comprises costs relating to food, housekeeping, medical supplies, non-rechargeable service user costs, premises, telephone, utilities, marketing, maintenance, vehicles and travel expenses.

5.	Auditors’ remuneration

	Year ended 31 December
	2012	2013	2014
	£’000	£’000	£’000
Fees payable to the Company’s auditors for the audit of the Company and consolidated financial statements	170	170	193

	170	170	193
Fees payable to the Company’s auditors for other services:
Fees payable to the Company’s auditors for the audit of the Company’s subsidiaries pursuant to legislation	30	30	71
Services relating to information technology	25	62	55
Services relating to remuneration	47	—	—
Services relating to corporate finance transactions	—	—	244
All other services	262	126	256

Total other fees	364	218	626

Total fees	534	388	819

Auditors’ remuneration is stated net of value added tax.

6.	Employee numbers and costs

The average monthly number of employees (including executive directors) was:

	Year ended 31 December
	2012	2013	2014
Healthcare	5,347	5,040	5,545
Education	2,066	2,066	2,183
Older People Services	2,780	3,037	3,131
Adult Care	2,843	3,059	3,440
Central	289	381	413

	13,325	13,583	14,712

Their aggregate remuneration comprised:

	Year ended 31 December
	2012	2013	2014
	£’000	£’000	£’000
Wages and salaries	229,749	244,663	270,502
Social security costs	18,297	19,280	21,051
Other pension costs	3,739	4,371	4,645

	251,785	268,314	296,198

Further information relating to Directors’ remuneration is disclosed in note 26.

7.	Exceptional items

	Year ended 31 December
	2012	2013	2014
	£’000	£’000	£’000
Reorganisation and rationalisation costs	3,230	12,093	7,635
Quality initiatives	651	—	—
Acquisition costs	493	27	2,795
Impairment of property, plant and equipment	—	42,587	—
Loss/(profit) on disposal of property, plant and equipment	349	(53)	(7,897)

	4,723	54,654	2,533

For the year ended 31 December 2014, reorganisation and rationalisation costs included £2.6 million for senior management redundancy and restructuring with the remainder due to the closure and restructuring of a number of sites. For the year ended 31 December 2013, reorganisation and rationalisation costs included £5.9 million in respect of onerous contracts relating to leasehold properties. For the year ended 31 December 2012, reorganisation and rationalisation costs included £0.5 million of costs relating to the resignation of Phillip Scott, £1.3 million in relation to the appointment of Tom Riall as Chief Executive Officer and £0.2 million for other associated transitional costs with the remainder due to the closure and restructuring of a number of sites.

Quality initiatives in the year ended 31 December 2012 related to the one off costs associated with the improvement of the Group’s quality processes as a result of the review performed by PwC.

Acquisition costs relate principally to legal and professional fees incurred as a result of the acquisitions explained in note 11. Acquisition costs for the year ended 31 December 2014 also included £2.4 million relating to an aborted acquisition.

Impairment of property, plant and equipment in the year ended 31 December 2013 related to a number of properties and associated assets that the Group identified, following a strategic review of its property portfolio, as being extraneous to its ongoing operations, and consequently wrote down to their recoverable value through disposal. The charge related to sites that were closed prior to 31 December 2013.

Disposals of property, plant and equipment for the year ended 31 December 2014 related to the six Acute hospitals which were sold and leased back (generating net proceeds of £217.5 million), a property which was held for sale at 31 December 2013 (generating net proceeds of £15.5 million) and a number of other properties (generating net proceeds of £7.0 million in aggregate). Together, these assets had a net book value of £232.1 million at the date of their disposal realising a net profit on disposal of £7.9 million.

8.	Net finance costs

	Year ended 31 December
	2012	2013	2014
	£’000	£’000	£’000
Interest on bank facilities and associated costs	1,702	1,802	2,099
High yield bond interest and associated costs	60,224	60,108	58,258
Loan note interest	23,880	26,718	29,925
Amortisation of issue costs	2,507	2,868	2,981
Exceptional bond redemption premium	—	—	12,847
Exceptional amortisation of issue costs	—	—	3,137
Release of premium on issue of high yield bonds	(300)	(301)	(300)
Interest on obligations under finance leases	245	329	343
Provisions: unwinding of discount	365	303	178

Total finance costs	88,623	91,827	109,468
Interest receivable on bank deposits	(104)	(179)	(229)

Net finance costs	88,519	91,648	109,239

The exceptional bond redemption costs in the year ended 31 December 2014 include the premium paid on redemption of £12.8 million and accelerated amortisation of issue costs of £3.1 million.

9.	Income tax

	Year ended 31 December
	2012	2013	2014
	£’000	£’000	£’000
Current tax:
UK corporation tax	—	—	—
Adjustments in respect of prior years	(1,318)	—	—

	(1,318)	—	—
Deferred tax (note 20):
Origination and reversal of temporary differences	(20,827)	(39,581)	(21,445)
Adjustments in respect of prior years	(1,234)	(3,852)	(786)

	(22,061)	(43,433)	(22,231)

	(23,379)	(43,433)	(22,231)

Corporation tax is calculated at 21.5 per cent. (2013: 23.25 per cent.; 2012: 24.49 per cent.) of the estimated taxable profit for the year. The expected tax credit for the years ended 31 December 2012, 2013 and 2014 can be reconciled to the credit per the income statement as follows:

	Year ended 31 December
	2012	2013	2014
	£’000	£’000	£’000
Loss before tax	(10,916)	(72,378)	(35,094)
Tax at the UK corporation tax rate (see above)	(2,674)	(16,828)	(7,545)
Non deductible expenses	626	209	765
Movement in tax base of fixed assets	(1,088)	1,077	(11,873)
Effect of change in tax rate	(17,691)	(24,039)	(1,031)
Recognition of deferred tax assets	—	—	(1,761)
Adjustments in respect of prior years	(2,552)	(3,852)	(786)

	(23,379)	(43,433)	(22,231)

The standard rate of corporation tax in the UK changed from 23 per cent. to 21 per cent. with effect from 1 April 2014. Accordingly, the Group’s profits for this accounting year are taxed at an effective rate of 21.5 per cent. (2013: 23.25 per cent.; 2012: 24.49 per cent.).

In his budget speech on 20 March 2013, the Chancellor announced that the main rate of corporation tax would change from 21 per cent. to 20 per cent. from 1 April 2015. This change was substantively enacted in July 2013, as such the Group’s deferred tax balances have been restated to reflect their expected unwind at 20 per cent. rather than the main rate of 21 per cent.

10.	Business combinations

10.1	Harbour Care (UK) Limited

On 15 February 2012 the Group acquired 75 per cent. of the share capital of Harbour Care (UK) Limited for cash consideration of £12.0 million. The company operated 11 specialist care homes in the South of England.

£’000
Cash consideration	12,000
Fair value of net assets acquired	(11,928)
Non-controlling interest	3,750

Goodwill	3,822

The fair values of the net assets acquired were as follows:

£’000
Intangible assets	4,448
Property, plant and equipment	10,557
Cash	2
Deferred tax	(2,935)
Trade and other payables	(144)

Net assets	11,928

The deferred tax liability arises chiefly on the difference between the fair value of the intangible assets and properties acquired and the tax base of these assets.

Separately identifiable intangible assets have been recognised in relation to customer contracts, which are subsequently amortised over seven years. Goodwill recognised on acquisition is attributable to the synergies expected to be achieved through integration of the business with the rest of the Group, together with the skills and talent of the assembled workforce. None of the goodwill is expected to be deductible for corporation tax purposes.

A non-controlling interest of £3.8 million has been recognised in relation to the fair value of assets not held by the Group.

From the date of acquisition to 31 December 2012, the contribution of the home to the Group results was as follows:

£’000
Revenue	4,009
Adjusted EBITDA before future minimum rental increases	1,059
Loss before tax	(292)

If acquired on 1 January 2012, the business would have contributed £5.0 million in revenue and £1.2 million Adjusted EBITDA before future minimum rental increases, and £0.3 million loss before tax to the Group results for the year ended 31 December 2012.

On 29 August 2012, a further investment was made in Harbour Care (UK) Limited in relation to new shares issued, generating additional goodwill of £0.1 million.

On 13 June 2013, the Group acquired the remaining 25 per cent. of Harbour Care (UK) Limited for cash consideration of £1.9 million.

Acquisition costs (primarily legal and professional fees) of £0.2 million were incurred in connection with the Harbour Care (UK) Limited business combination, and were charged to the income statement in the year ended 31 December 2012.

10.2	Peninsula Autism Services & Support Limited

On 30 April 2012 the Group acquired the entire share capital of Peninsular Autism Services & Support Limited (“PASS”), an operator of five specialist care homes in the South of England, for consideration of £5.9 million including £0.4 million of deferred consideration.

£’000
Cash consideration	5,875
Fair value of net assets acquired	(4,336)

Goodwill	1,539

The fair values of the net assets acquired were as follows:

£’000
Intangible assets	1,350
Property, plant and equipment	4,113
Trade and other receivables	100
Cash	26
Deferred tax	(739)
Trade and other payables	(514)

Net assets	4,336

The deferred tax liability arises chiefly on the difference between the fair value of the intangible assets and properties acquired and the tax base of these assets.

Intangible assets recognised relate to service user contracts and are subsequently amortised on an attrition basis over seven years. Goodwill recognised on acquisition is attributable to the synergies expected to be achieved through integration of the business with the rest of the Group, together with the skills and talent of the assembled workforce. None of the goodwill is expected to be deductible for corporation tax purposes.

From the date of acquisition to 31 December 2012, the contribution of the business to the Group results was as follows:

£’000
Revenue	2,072
Adjusted EBITDA before future minimum rental increases	778
Profit before tax	599

If acquired on 1 January 2012, the business would have contributed £3.1 million in revenue, £1.2 million Adjusted EBITDA before future minimum rental increases, and £0.9 million profit before tax to the Group results for the year ended 31 December 2012.

Acquisition costs (primarily legal and professional fees) of £0.1 million were incurred in connection with the PASS business combination, and were charged to the income statement in the year ended 31 December 2012.

10.3	High Quality Lifestyles Limited

On 31 August 2012 the Group acquired the entire share capital of High Quality Lifestyles Limited (“HQL”) for cash consideration of £6.5 million. A further £0.5 million of deferred consideration was paid on 14 May 2013. HQL operates seven specialist care homes in the South East of England.

£’000
Cash consideration	6,956
Fair value of net assets acquired	(5,484)

Goodwill	1,472

The fair values of the net assets acquired were as follows:

£’000
Intangible assets	2,216
Property, plant and equipment	4,555
Trade and other receivables	448
Cash	347
Deferred tax	(1,295)
Trade and other payables	(787)

Net assets	5,484

The deferred tax liability arises chiefly on the difference between the fair value of the intangible assets and properties acquired and the tax base of these assets.

Intangible assets recognised relate to service user contracts and are subsequently amortised on an attrition basis over seven years. Goodwill recognised on acquisition is attributable to the synergies expected to be achieved through integration of the business with the rest of the Group, together with the skills and talent of the assembled workforce. None of the goodwill is expected to be deductible for corporation tax purposes.

From the date of acquisition to 31 December 2012, the contribution of the home to the Group results was as follows:

£’000
Revenue	1,606
Adjusted EBITDA before future minimum rental increases	632
Profit before tax	574

If acquired on 1 January 2012, the business would have contributed £4.8 million in revenue, £1.8 million Adjusted EBITDA before future minimum rental increases, and £1.6 million profit before tax to the Group results for the year ended 31 December 2012.

Acquisition costs (primarily legal and professional fees) of £0.1 million were incurred in connection with the HQL business combination, and were charged to the income statement in the year ended 31 December 2012.

10.4	Helden Homes Limited

On 23 July 2013 the Group acquired 100% of the share capital of Helden Homes Limited, an operator of a care home within the Healthcare division for cash consideration of £5.5 million.

£’000
Cash consideration	5,460
Fair value of net assets acquired	(4,443)

Goodwill	1,017

The fair values of the net assets acquired were as follows:

£’000
Property, plant and equipment	5,440
Trade and other receivables	165
Cash	102
Deferred tax	(1,052)
Trade and other payables	(212)

Net assets	4,443

The deferred tax liability arises chiefly on the difference between the fair value of the properties acquired and the tax base of these assets.

Goodwill recognised on acquisition is attributable to the synergies expected to be achieved through integration of the business with the rest of the Group, together with the skills and talent of the assembled workforce. None of the goodwill is expected to be deductible for corporation tax purposes.

From the date of acquisition to 31 December 2013, the contribution of the home to the Group results was as follows:

£’000
Revenue	935
Adjusted EBITDA before future minimum rental increases	303
Profit before tax	270

If acquired on 1 January 2013, the home would have contributed £2.1 million in revenue, £0.7 million Adjusted EBITDA before future minimum rental increases and £0.6 million profit before tax to the Group results for the year ended 31 December 2013.

Acquisition costs (primarily legal and professional fees) of £0.1 million were incurred in connection with the Helden Homes Limited business combination, and were charged to the income statement in the year ended 31 December 2013.

10.5	New Directions

On 31 January 2014 the Group acquired a 100% interest in New Directions (Hastings) Limited, New Directions (Bexhill) Limited, New Directions (Robertsbridge) Limited and New Directions (St. Leonards on Sea) Limited for total cash consideration of £6.3 million. The companies operate five specialist care facilities in South East England within the Craegmoor division.

£’000
Cash consideration	6,255
Fair value of net assets acquired	(5,309)

Goodwill	946

The fair values of the net assets acquired were as follows:

£’000
Intangible assets	2,109
Property, plant and equipment	4,407
Inventories	2
Trade and other receivables	73
Cash	94
Deferred tax	(1,221)
Trade and other payables	(155)

Net assets	5,309

The deferred tax liability arises chiefly on the difference between the fair value of the intangible assets and properties acquired and the tax base of these assets.

Intangible assets recognised relate to service user contracts and are subsequently amortised on an attrition basis over 8 years. Goodwill recognised on acquisition is attributable to the synergies expected to be achieved through integration of the business with the rest of the Group, together with the skills and talent of the assembled workforce. None of the goodwill is expected to be deductible for corporation tax purposes.

From the date of acquisition to 31 December 2014, the contribution of the home to the Group results was as follows:

£’000
Revenue	2,523
Adjusted EBITDA before future minimum rental increases	1,048
Profit before tax	780

If acquired on 1 January 2014, the business would have contributed £2.7 million in revenue, £1.1 million Adjusted EBITDA before future minimum rental increases, and £0.9 million profit before tax to the Group results for the year ended 31 December 2014.

Acquisition costs (primarily legal and professional fees) of £0.2 million were incurred in connection with the New Directions business combination, and were charged to the income statement in the year ended 31 December 2014.

10.6	Castlecare

On 28 November 2014 the Group acquired a 100% interest in Castlecare Group Limited for total cash consideration of £12.7 million. The Group operates residential care homes for looked-after children with complex and special needs, including challenging behaviour within the Education division.

£’000
Cash consideration	12,689
Fair value of net assets acquired	(7,399)

Goodwill	5,290

The fair values of the net assets acquired were as follows:

£’000
Intangible assets	900
Property, plant and equipment	6,978
Trade and other receivables	1,634
Cash	669
Deferred tax	(1,081)
Trade and other payables	(1,701)

Net assets	7,399

The deferred tax liability arises chiefly on the difference between the fair value of the intangible assets and properties acquired and the tax base of these assets.

Intangible assets recognised relate to service user contracts and are subsequently amortised on an attrition basis over 3 years. Goodwill recognised on acquisition is attributable to the synergies expected to be achieved through integration of the business with the rest of the Group, together with the skills and talent of the assembled workforce. None of the goodwill is expected to be deductible for corporation tax purposes.

From the date of acquisition to 31 December 2014, the contribution of the home to the Group results was as follows:

£’000
Revenue	1,518
Adjusted EBITDA before future minimum rental increases	206
Profit before tax	190

If acquired on 1 January 2014, the business would have contributed £16.9 million in revenue and £1.4 million Adjusted EBITDA before future minimum rental increases, and £1.0 million profit before tax to the Group results for the year ended 31 December 2014.

Acquisition costs (primarily legal and professional fees) of £0.2 million were incurred in connection with the Castlecare business combination, and were charged to the income statement in the year ended 31 December 2014.

11.	Intangible assets

	Goodwill	Brands	Customer contracts	Total
	£’000	£’000	£’000	£’000
Cost
As at 1 January 2012	166,452	22,049	27,154	215,655
Arising on business combinations	6,451	—	8,014	14,465

As at 31 December 2012	172,903	22,049	35,168	230,120
Arising on business combinations	1,467	—	—	1,467
Additions	—	171	—	171

As at 31 December 2013	174,370	22,220	35,168	231,758
Arising on business combinations	6,236	—	3,009	9,245

As at 31 December 2014	180,606	22,220	38,177	241,003

Accumulated amortisation and impairments
As at 1 January 2012	—	611	4,656	5,267
Amortisation charge	—	737	6,598	7,335

As at 31 December 2012	—	1,348	11,254	12,602
Amortisation charge	—	732	6,014	6,746

As at 31 December 2013	—	2,080	17,268	19,348
Amortisation charge	—	744	5,459	6,203

As at 31 December 2014	—	2,824	22,727	25,551

Net book value
As at 31 December 2014	180,606	19,396	15,450	215,452

As at 31 December 2013	174,370	20,140	17,900	212,410

As at 31 December 2012	172,903	20,701	23,914	217,518

As at 1 January 2012	166,452	21,438	22,498	210,388

11.1	Goodwill

Goodwill acquired in a business combination is allocated, at acquisition, to the cash generating units (CGUs) that are expected to benefit from the business combination. The Group’s cash generating units are the same as its reportable segments, and goodwill is allocated as follows:

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Healthcare	80,924	81,941	81,941
Education	42,186	42,186	47,476
Older People Services	11,840	11,840	11,840
Adult Care	37,953	38,403	39,349

	172,903	174,370	180,606

The Group tests goodwill annually for impairment, or more frequently if there are indications that goodwill might be impaired. The recoverable amounts of the CGUs are determined from value in use calculations. The key assumptions for the value in use calculations are those regarding forecast cash flows, discount rates and future growth rates.

The Group prepares cash flow forecasts for each CGU derived from the most recent financial budgets approved by management and the board for the next three years, and extrapolates cash flows for the following two years and into perpetuity based on estimated growth rates. Growth rates do not exceed the average long-term growth rate for the relevant markets. Growth rates are determined by management based on their experience of both the industry and the wider economic environment.

Management estimates discount rates using rates reflect current market assessments of the time value of money. There is no significant difference in the risks associated with each individual CGU, therefore the same discount rate is applied to the cash flows of all units.

The key assumptions used were as follows:

	As at 31 December
	2012	2013	2014
	%	%	%
Pre tax discount rate	8.3	8.3	8.3
Long term net cash flow growth rate	2.0 – 3.0	2.0 – 2.5	1.5 – 2.75

The Group has conducted a sensitivity analysis on the impairment test of each CGU’s carrying value. For each CGU no reasonably likely reduction in cash flow or long term growth rate would result in a material impairment charge. As at 31 December 2014, should all other assumptions remain constant, an increase in the pre tax discount rate of between 1.1 per cent. and 3.7 per cent. would be required in order to eliminate the headroom on an individual CGU.

11.2	Brands

As at 31 December 2014, the brand intangible asset includes an amount with a carrying value of £19.2 million (2013: £19.9 million; 2012: £20.7 million) relating to the Priory brand with a remaining amortisation period of 26.2 years (2013: 27.2 years; 2012: 28.2 years).

11.3	Customer contracts

Customer contracts arising from the Priory Investments Holdings Limited business combination in 2011 relate to the Education division and have a carrying value of £2.8 million (2013: £4.4 million; 2012: £6.8 million) and a remaining amortisation period of 6.2 years (2013: 7.2 years; 2012: 8.2 years).

Customer contracts arising from the Craegmoor Group acquisition in 2011 relate to the Craegmoor division and have a carrying value of £6.3 million (2013: £8.3 million; 2012: £10.3 million) and a remaining amortisation period of 4.3 years (2013: 5.3 years; 2012: 6.3 years).

Customer contracts arising from the Harbour Care, PASS and HQL acquisitions relate to the Craegmoor division and have carrying values of £1.9 million (2013: £2.7 million; 2012: £3.5 million), £0.7 million (2013: £0.9 million; 2012: £1.2 million) and £1.2 million (2013: £1.6 million; 2012: £2.1 million), respectively, and remaining amortisation periods of 4 years (2013: 5 years; 2012: 6 years), 4.3 years (2013: 5.3 years; 2012: 6.3 years) and 4.7 years (2013: 5.7 years; 2012: 6.7 years), respectively.

Customer contracts arising from the New Directions acquisition relate to the Craegmoor division and have a carrying value of £1.7 million (2013: £nil; 2012: £nil) and a remaining amortisation period of 7.1 years.

Customer contracts arising from the Castlecare acquisition relate to the Education division and have a carrying value of £0.9 million (2013: £nil; 2012: £nil) and a remaining amortisation period of 2.9 years.

12.	Property, plant and equipment

	Land and buildings	Assets in the course of construction	Fixtures and fittings	Motor vehicles	Total
	£’000	£’000	£’000	£’000	£’000
Cost
As at 1 January 2012	1,234,650	1,254	84,103	5,344	1,325,351
Arising on business combinations	18,668	—	461	96	19,225
Additions	25,400	3,982	24,383	2,439	56,204
Disposals	(10,845)	(13)	(733)	(2,227)	(13,818)
Transfers between classifications	1,136	(140)	(1,407)	411	—
Transferred back from current assets (note 16)	4,043	—	605	—	4,648
Transferred to current assets (note 16)	(19,809)	—	(5,389)	—	(25,198)

As at 31 December 2012	1,253,243	5,083	102,023	6,063	1,366,412
Arising on business combinations	5,186	—	238	16	5,440
Additions	8,349	12,639	22,207	1,606	44,801
Disposals	(293)	(362)	(454)	(565)	(1,674)
Transfers between classifications	2,407	(2,823)	409	7	—
Transferred to current assets (note 16)	(36,901)	—	(4,708)	—	(41,609)

As at 31 December 2013	1,231,991	14,537	119,715	7,127	1,373,370
Arising on business combinations	11,121	—	231	33	11,385
Additions	5,397	5,599	36,342	1,443	48,781
Disposals	(240,511)	(955)	(10,867)	(2,709)	(255,042)
Transfers between classifications	3,808	(13,244)	9,436	—	—
Transferred back from current assets (note 16)	1,729	—	587	—	2,316

As at 31 December 2014	1,013,535	5,937	155,444	5,894	1,180,810

Accumulated depreciation
As at 1 January 2012	1,115	—	8,670	1,150	10,935
Charge for the year	22,909	—	15,446	1,981	40,336
Disposals	(9,033)	—	(578)	(2,148)	(11,759)
Transfers between classifications	—	—	(20)	20	—
Transferred back from current assets (note 16)	2,926	—	336	—	3,262
Transferred to current assets (note 16)	(7,366)	—	(3,603)	—	(10,969)

As at 31 December 2012	10,551	—	20,251	1,003	31,805
Charge for the year	23,060	—	17,273	2,224	42,557
Impairment (note 7)	40,004	—	1,433	—	41,437
Disposals	(2)	—	(271)	(551)	(824)
Transferred to current assets (note 16)	(30,276)	—	(4,030)	—	(34,306)

As at 31 December 2013	43,337	—	34,656	2,676	80,669
Charge for the year	22,376	—	19,610	2,003	43,989
Disposals	(26,455)	—	(4,467)	(2,628)	(33,550)
Transferred back from current assets (note 16)	1,058	—	284	—	1,342

As at 31 December 2014	40,316	—	50,083	2,051	92,450

Net book value
As at 31 December 2014	973,219	5,937	105,361	3,843	1,088,360

As at 31 December 2013	1,188,654	14,537	85,059	4,451	1,292,701

As at 31 December 2012	1,242,692	5,083	81,772	5,060	1,334,607

As at 1 January 2012	1,233,535	1,254	75,433	4,194	1,314,416

Impairment of property, plant and equipment in the year ended 31 December 2013 related to a number of properties and associated assets that the Group identified, following a strategic review of its property portfolio, as being extraneous to its ongoing operations, and consequently wrote down to their recoverable value through disposal. The charge related to sites that were closed prior to 31 December 2013.

Substantially all the Group’s freehold land and buildings is pledged as security against certain of the Group’s borrowings (note 18). As at 31 December 2014 the carrying amount of assets (motor vehicles) held under finance leases was £3.1 million (2013: £3.8 million; 2012: £4.3 million). The Group’s obligations under finance leases are secured by the lessors’ title to the leased assets.

At 31 December 2014 the Group had entered into contractual commitments for the acquisition of property, plant and equipment amounting to £4.3 million (2013: £3.0 million; 2012: £3.5 million).

13.	Inventories

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Medical supplies	55	50	49

The total amount recognised as an expense in the income statement in respect of medical supplies was £3.7 million in the year ended 31 December 2014 (2013: £3.3 million; 2012: £3.2 million).

14.	Trade and other receivables

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Trade receivables	22,163	24,137	28,929
Allowance for doubtful debts	(1,389)	(1,221)	(1,155)

	20,774	22,916	27,774
Other receivables	2,469	2,731	2,389
Corporation tax receivable	—	—	28
Prepayments and accrued income	2,934	4,618	7,814

	26,177	30,265	38,005

15.	Cash and cash equivalents

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Cash	43,009	44,414	22,644

16.	Assets held for sale

	Land and buildings	Fixtures and fittings	Total
	£’000	£’000	£’000
Cost
As at 1 January 2012	22,820	4,452	27,272
Transferred back to property, plant and equipment (note 12)	(4,043)	(605)	(4,648)
Transferred from property, plant and equipment (note 12)	19,809	5,389	25,198
Additions	42	124	166
Disposals	(336)	(59)	(395)

As at 31 December 2012	38,292	9,301	47,593
Transferred from property, plant and equipment (note 12)	36,901	4,708	41,609
Additions	2	195	197
Disposals	(14,218)	(3,925)	(18,143)

As at 31 December 2013	60,977	10,279	71,256
Transferred back to property, plant and equipment (note 12)	(1,729)	(587)	(2,316)
Additions	—	708	708
Disposals	(18,000)	(4,511)	(22,511)

As at 31 December 2014	41,248	5,889	47,137

Impairment
As at 1 January 2012	17,575	3,003	20,578
Transferred back to property, plant and equipment (note 12)	(2,926)	(336)	(3,262)
Transferred from property, plant and equipment (note 12)	7,366	3,603	10,969
Disposals	(10)	(25)	(35)

As at 31 December 2012	22,005	6,245	28,250
Charge for the year (note 7)	1,076	74	1,150
Transferred from property, plant and equipment (note 12)	30,276	4,030	34,306
Disposals	(11,619)	(2,468)	(14,087)

As at 31 December 2013	41,738	7,881	49,619
Transferred back to property, plant and equipment (note 12)	(1,058)	(284)	(1,342)
Disposals	(9,107)	(2,841)	(11,948)

As at 31 December 2014	31,573	4,756	36,329

Net book value
As at 31 December 2014	9,675	1,133	10,808

As at 31 December 2013	19,239	2,398	21,637

As at 31 December 2012	16,287	3,056	19,343

As at 1 January 2012	5,245	1,449	6,694

The remaining properties are expected to realise net sales proceeds materially consistent with their net book value. A number of properties classified as held for sale at 31 December 2013 remained unsold at 31 December 2014 due to delays in the sale process. All properties held for sale at 31 December 2014 are actively marketed and are expected to be sold within twelve months of the year end.

17.	Trade and other payables

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Trade payables	9,762	11,957	13,866
Corporation tax payable	425	188	—
Other taxes and social security	6,938	6,727	6,856
Accruals and deferred income	57,003	50,770	56,359
Other payables	10,718	6,855	6,846

	84,846	76,497	83,927

Trade payables and accruals principally comprise amounts outstanding for trade purchases and ongoing costs. As at 31 December 2014 the Group’s supplier payment period was 63 days (2013: 59 days; 2012: 54 days). The Group has financial risk management policies in place to ensure that all payables are paid within the pre-agreed credit terms. The directors consider that the carrying amount of trade payables approximates to their fair value.

18.	Borrowings

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Borrowings due less than one year
Finance lease liabilities	1,643	1,651	1,585
Accrued interest – bank loans	116	52	255
Accrued interest – senior secured notes	16,619	16,640	10,196
Accrued interest – senior unsecured notes	5,841	5,850	5,850

Total borrowings due less than one year	24,219	24,193	17,886

Unsecured borrowings due greater than one year
Senior unsecured notes	175,000	175,000	175,000
Unamortised issue costs	(4,546)	(3,958)	(3,315)
Loan notes (including accrued interest)	222,654	249,372	279,295

Secured borrowings due greater than one year	393,108	420,414	450,980
Bank loans	12,000	17,500	31,250
Senior secured notes	631,000	631,000	386,300
Unamortised issue costs (including premium)	(11,962)	(9,983)	(4,808)
Finance lease liabilities	3,054	2,523	1,841

	634,092	641,040	414,583
Total borrowings due greater than one year	1,027,200	1,061,454	865,563

Total borrowings	1,051,419	1,085,647	883,449

All of the Group’s borrowings are denominated in Sterling.

18.1	Senior secured notes and senior unsecured notes

The Group issued £600.0 million of high yield bonds on 3 February 2011, comprising £425.0 million senior secured notes with a fixed rate of 7.0% and £175.0 million senior unsecured notes with a fixed rate of 8.875%, with maturity dates of 15 February 2018 and 15 February 2019, respectively. The senior secured notes are secured by fixed and floating charges over substantially all of the Group’s property and assets.

The Group issued additional senior secured notes on 14 April 2011 of £206.0 million with a fixed rate of 7.0% due 15 February 2018. A premium on issue of £2.0 million was received which is included within unamortised issue costs and will be amortised to the income statement over the term of the notes. The proceeds were used to repay existing Craegmoor bank debt on acquisition.

On 17 November 2014 the Group redeemed £244.7 million of its 7% senior secured notes due 2018. In accordance with the terms of the notes, the redemption price was 105.25% of the principal amount of the notes. Including accrued interest of £4.4 million, the total amount paid to redeem the notes was £261.9 million.

An exceptional financing cost of £15.9 million was recognised in the year ended 31 December 2014 in respect of the premium paid on redemption of £12.8 million and the release of unamortised issue costs of £3.1 million – see note 7.

The high yield bonds are listed on the Luxembourg stock exchange’s Euro MTF market.

The Senior secured note and the senior unsecured notes are also subject to certain customary covenants and events of default, which are set out in the Senior Notes Indenture.

The Senior note Guarantees are general unsecured obligations of the Guarantors. The Guarantee by each such Guarantor ranks equally in right of payment to all existing or future senior subordinated indebtedness of such Guarantor; and is subordinated in right of payment to any existing or future senior indebtedness of such Guarantor, including its obligations under the Revolving Credit Facility and the Senior secured notes.

18.2	Loan notes

The Group issued unsecured loan notes on 4 March 2011 of £130.0 million with a fixed rate of 12% and a maturity date of 4 March 2060. Additional loan notes were issued on 14 April 2011 of £51.5 million with a fixed rate of 12% and a maturity date of 18 July 2057.

Accrued interest of £8.4 million, £7.5 million and £6.7 million in relation to the £51.5 million loan notes was capitalised on 31 December 2014, 31 December 2013 and 31 December 2012, respectively, by the issue of PIK notes on the same terms as the original loan notes.

Accrued interest of £19.6 million, £17.5 million and £15.6 million in relation to the £130.0 million loan notes was capitalised on 3 March 2014, 3 March 2013 and 3 March 2012, respectively, by the issue of PIK notes on the same terms as the original loan notes.

Refer also to Note 26.3.

18.3	Bank loans

The £31.3 million (2013: £17.5 million; 2012: £12.0 million) drawn down on the RCF is secured with an interest rate of LIBOR plus 4.0% (2013: LIBOR plus 4.0%; 2012: LIBOR plus 4.0%) and is due for repayment February 2017. The security ranks above the senior secured notes and consists of fixed and floating charges over substantially all the Group’s property and assets.

All obligations under the RCF are unconditionally guaranteed by the Guarantors and secured by the same Collateral as the Senior secured notes. Proceeds of enforcement of the collateral will be used in discharge of the indebtedness under the RCF and certain hedging obligations before discharge of the Senior Secured Notes.

The RCF contains customary affirmative, negative and financial covenants that restricts the manner in which the Group’s business is conducted, including certain of the same restrictive covenants that apply to the Senior secured notes. The RCF also has a financial maintenance covenant tested quarterly that requires the ratio of Total Outstandings (as defined in the Revolving Credit Facility Agreement) to EBITDA (as defined in the Revolving Credit Facility Agreement) to not exceed 1.20 to 1. The RCF also contains customary conditions precedent, representations, covenants, events of default and mandatory prepayment events. Throughout the three year period presented here, the Group has comfortably complied with all covenants and conditions.

18.4	Weighted average interest rates

The weighted average interest rates were as follows:

	As at 31 December
	2012	2013	2014
	%	%	%
Loan notes	12.0	12.0	12.0
Bank loans	4.4	4.5	4.6
High yield bonds	7.4	7.4	7.4

19.	Provisions for liabilities and charges

	Dilapidations	Onerous contracts and legal costs	Future minimum rent	Retirement benefit	Total
	£’000	£’000	£’000	£’000	£’000
As at 1 January 2012	2,904	7,959	4,767	303	15,933
Arising on business combinations	—	50	—	—	50
Charged to the income statement	—	135	2,962	—	3,097
Discount unwind	—	365	—	—	365
Used during the year	(52)	(1,968)	—	(170)	(2,190)

As at 31 December 2012	2,852	6,541	7,729	133	17,255
(Released)/charged to the income statement	(409)	6,802	3,132	—	9,525
Discount unwind	—	303	—	—	303
Used during the year	(34)	(1,617)	—	(86)	(1,737)

As at 31 December 2013	2,409	12,029	10,861	47	25,346
(Released)/charged to the income statement	(425)	—	2,850	—	2,425
Discount unwind	—	178	—	—	178
Used during the year	(33)	(1,123)	—	(47)	(1,203)

As at 31 December 2014	1,951	11,084	13,711	—	26,746

19.1	Dilapidation provisions

Provisions have been recorded for costs of returning properties held under operating leases to the state of repair at the inception of the lease. These provisions are expected to be utilised on the termination of the underlying leases.

19.2	Onerous contracts and litigation matters

Provisions have been recorded for the onerous payments on certain lease arrangements. They have been established on the basis of the expected onerous element of future lease payments over the remaining life of the relevant leases and agreements, which expire in between seven and 21 years. These have been discounted and the provisions are expected to be utilised, with the discounts unwinding accordingly, over the remaining terms of the corresponding lease arrangements.

In light of a number of outstanding legal claims, provisions have been made which represent management’s best estimate of the amount required to settle the claims. The directors anticipate that the majority will be settled over the course of the next year.

19.3	Future minimum rent

Provisions have been recorded for future minimum rent payable as a result of the policy to straight line rent payments in the income statement where leases have built in minimum rent escalator clauses. The provisions will be utilised over the life of the leases.

19.4	Retirement benefit

The retirement benefit provision held by the Group was to cover post-employment benefits accruing to certain employees of Health & Care Services (UK) Limited.

20.	Deferred income tax

The following are the major deferred tax liabilities/(assets) recognised by the Group and movements thereon.

	Tax losses	Property, plant and equipment	Intangibles	Other short term timing differences	Total
	£’000	£’000	£’000	£’000	£’000
As at 1 January 2012	(16,800)	250,810	10,984	(18,484)	226,510
Arising on business combinations	—	3,488	1,481	—	4,969
Charge/(credit) to income statement	5,200	(29,717)	(2,564)	5,020	(22,061)

As at 31 December 2012	(11,600)	224,581	9,901	(13,464)	209,418
Arising on business combinations	—	1,052	—	—	1,052
(Credit)/charge to income statement	(2,200)	(39,357)	(2,136)	260	(43,433)

As at 31 December 2013	(13,800)	186,276	7,765	(13,204)	167,037
Arising on business combinations	—	1,764	538	—	2,302
Charge/(credit) to income statement	5,100	(29,599)	(1,333)	3,601	(22,231)

As at 31 December 2014	(8,700)	158,441	6,970	(9,603)	147,108

As at 31 December 2014 the Group had unused tax losses of £89.8 million (2013: £121.3 million; 2012: £124.3 million) available for offset against future profits, representing a potential deferred tax assets on losses of £18.0 million (2013: £24.7 million; 2012: £28.6 million).

A deferred tax asset of £8.7 million (2013: £13.8 million; 2012: £11.6 million) has been recognised in respect of such losses in the current year based on an assessment of the probability that taxable profits will arise in the foreseeable future against which these losses can be offset.

As at 31 December 2014, a potential deferred tax asset of £9.3 million (2013: £10.9 million; 2012: £17.0 million) has not been recognised with respect to losses of £46.5 million (2013: £55.0 million; 2012: £73.9 million) as it is not currently anticipated that such losses will be utilised in the foreseeable future.

The Group expects to utilise approximately £7.1 million (2013: £4.0 million; 2012: £5.9 million) of the overall deferred tax asset and £5.7 million (2013: £7.9 million; 2012: £8.5 million) of the overall deferred tax liability within one year of the date of this historical financial information.

Based on an assessment of the probability that temporary differences related to accelerated tax depreciation and short term timing differences will reverse against suitable taxable profits in future periods, deferred tax assets on such temporary differences have been recognised in the amounts noted above as at each balance sheet date.

A deferred tax liability of £158.4 million (2013: £186.3 million; 2012: £224.6 million) has been recognised in respect of the differences between the carrying values of property, plant and equipment and their tax base cost.

21.	Obligations under finance leases

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Amounts payable within one year	1,643	1,651	1,585
Amounts payable in one to five years inclusive	3,054	2,523	1,841

Present value of finance lease obligations	4,697	4,174	3,426

The Group’s finance leases relate to leased vehicles. The average lease term is four years and interest rates are fixed at the contract date. All lease obligations are denominated in Sterling. All leases are on a fixed repayment basis and no arrangements have been entered into for contingent rental payments. The fair value of the Group’s lease obligations is approximately equal to their carrying amount. The Group’s obligations under finance leases are secured by the lessors’ rights over the leased assets disclosed in note 12.

22.	Share capital

As at 31 December 2012

		Nominal value
	Number	£
Allotted
A ordinary shares of £0.001 each	10,072,403	10,072
B ordinary shares of £0.001 each	57,801	58
C ordinary shares of £0.001 each	1,226,250	1,226
D ordinary shares of £0.001 each	2,008,272	2,008
Preference shares of £1 each	261,165,177	261,165,177

	274,529,903	261,178,541

As at 31 December 2013

		Nominal value
	Number	£
Allotted
A ordinary shares of £0.001 each	10,049,460	10,049
B ordinary shares of £0.001 each	57,801	58
C ordinary shares of £0.001 each	1,341,068	1,341
D ordinary shares of £0.001 each	4,950,535	4,951
D ordinary shares of £500 each	5	2,500
Preference shares of £1 each	261,165,177	261,165,177

	277,564,046	261,184,076

11,875, 40,000 and 40,000 C ordinary shares were issued on 30 January 2013, 16 September 2013 and 27 November, respectively. On 30 May 2013 22,943 A ordinary shares were converted into C ordinary shares. On 30 May 2013 5,442,263 D ordinary shares of £0.001 each were issued. On the same date 2,500,000 D ordinary shares of £0.001 each were consolidated into 5 D ordinary shares of £500 each.

As at 31 December 2014

		Nominal value
	Number	£
Allotted
A ordinary shares of £0.001 each	10,049,460	10,049
B ordinary shares of £0.001 each	57,801	58
C ordinary shares of £0.001 each	1,341,068	1,341
D ordinary shares of £0.001 each	4,950,535	4,951
D ordinary shares of £500 each	5	2,500
E1 ordinary shares of £0.001 each	965,130	965
E2 ordinary shares of £0.001 each	134,107	134
A preference shares of £1 each	258,111,636	258,111,636
B preference shares of £1 each	3,053,541	3,053,541

	278,663,283	261,185,175

849,193, 80,937 and 35,000 E1 ordinary shares were issued on 27 August 2014, 23 September 2014 and 13 October 2014, respectively. On 9 September 2014 134,107 E2 ordinary shares were issued.

On 27 August 2014 the 261,156,177 preference shares were re-designated into 258,111,636 A preference shares and 3,053,541 B preference shares.

22.1	A ordinary shares

Each holder of an A ordinary share is entitled receive notice of and to attend and vote at general meetings of the Company. The A ordinary shares rank equally with the B ordinary shares and C ordinary shares but behind the E shares and preference shares in respect of a distribution of profits by way of dividend and on any winding up of the Company or other return of capital.

22.2	B ordinary shares

Each holder of a B ordinary share is entitled to receive notice of and to attend and speak at any general meeting but is not entitled to vote. The B ordinary shares rank equally with the A ordinary shares and C ordinary shares but behind the E shares and preferences shares in respect of a distribution of profits by way of dividend and on any winding up of the Company or other return of capital.

22.3	C ordinary shares

Each holder of a C ordinary share is entitled to receive notice of and to attend and speak at any general meeting but is not entitled to vote. The C ordinary shares rank equally with the A ordinary shares and B ordinary shares but behind the E shares and preference shares in respect of a distribution of profits by way of dividend and on any winding up of the Company or other return of capital.

22.4	D ordinary shares

Each holder of a D ordinary share is entitled to receive notice of and to attend and vote at general meetings of the Company. The D ordinary shares do not carry any entitlement to a dividend and rank behind the E shares and preference shares. The D shareholders are only entitled to the nominal value of the shares on a winding up of the Company or other return of capital.

22.5	E1 and E2 ordinary shares

Each holder of an E ordinary share is entitled to receive notice of and attend and speak at any general meeting but is not entitled to vote. E shares rank behind the A preference shares (up to a specified level of return, the “threshold return”) and behind the B preference shares but ahead of the A, B, C and D shares. The E1 and E2 shares rank pari passu and are entitled to 12% of distributable proceeds on a distribution or winding up.

22.6	A and B preference shares

Each holder of a preference share is entitled to receive notice of and attend and speak at any general meeting but is not entitled to vote. The B preference shares rank ahead of the ordinary shares and the A preference shares rank ahead of the ordinary shares up to the threshold return and after the E shares for any further amounts due. Preference shareholders are entitled to 12% per annum on any winding up of the Company or other return of capital. The preference shares may be redeemed in whole or in part by the Company at any time. Other than a return of capital, preference dividends are payable entirely at the discretion of the Company.

23.	Contingent liabilities

There are no contingent liabilities in respect of legal or potential claims arising in the ordinary course of business, the outcome of which cannot at present be foreseen. Appropriate liabilities have been recognised in the balance sheet for all liabilities that are, in the opinion of the directors, likely to materialise.

24.	Operating lease arrangements

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Minimum lease payments under operating leases recognised as an expense in the year	11,869	12,554	14,485

As at 31 December 2012

The Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases which fall due as follows:

	Land and buildings	Other	Total
	£’000	£’000	£’000
Within one year	12,663	577	13,240
Two – five years inclusive	51,648	267	51,915
After five years	297,321	—	297,321

As at 31 December 2013

The Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases which fall due as follows:

	Land and buildings	Other	Total
	£’000	£’000	£’000
Within one year	13,306	559	13,865
Two – five years inclusive	54,180	230	54,410
After five years	285,311	—	285,311

As at 31 December 2014

The Group had outstanding commitments for future minimum lease payments under non-cancellable operating leases which fall due as follows:

	Land and buildings	Other	Total
	£’000	£’000	£’000
Within one year	27,568	211	27,779
Two – five years inclusive	109,908	330	110,238
After five years	610,816	—	610,816

Operating lease payments represent rentals payable by the Group for certain of its operational and office properties, as well as leases for other assets used at the Group’s sites. Most property leases have an average term of between 20 and 30 years. The period for which rentals are fixed varies for each lease.

25.	Financial instruments and risk management

The use of financial instruments is managed under policies and procedures approved by the Board. These are designed to reduce the financial risks faced by the Group, which primarily relates to credit, interest and liquidity risks, which arise in the normal course of the Group’s business.

25.1	Credit risk

Financial instruments which potentially expose the Group to credit risk consist primarily of cash and trade receivables. Cash is only deposited with major financial institutions that satisfy certain credit criteria.

Credit risk is not considered to be significant given that the majority of the Group’s revenue is derived from publicly funded entities and payment is taken in advance for privately funded healthcare services.

The Group provides credit to its customers in the normal course of business and the balance sheet is net of allowances of £1.2 million (2013: £1.2 million; 2012: £1.4 million) for doubtful receivables. The Group does not require collateral in respect of financial assets. Trade receivables are measured at amortised cost.

The average credit period taken at the year end on the provision of services is 19 days (2013: 17 days; 2012: 16 days). Allowances against doubtful debts are recognised against trade receivables based on estimated irrecoverable amounts determined by reference to past default experience of the counterparty. The majority of the Group’s allowance for doubtful debts relates to specific trade receivables that are not considered to be recoverable, and management only considers it appropriate to create a collective provision based on the age of the trade receivable in respect of certain types of trade receivables.

The ageing of trade receivables is as follows:

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Current	14,049	15,667	19,333
30 – 60 days	5,320	6,518	8,174
60 – 150 days	1,518	944	1,115
150 days +	1,276	1,008	307

	22,163	24,137	28,929

The directors consider that the carrying amount of trade and other receivables is approximately equal to their fair value.

The ageing of trade receivables past due but not impaired is as follows:

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
60 days +	1,585	749	282

Trade receivables neither past due nor impaired are considered to be of good credit quality.

The movement in allowance for doubtful debts is as follows:

£’000
As at 1 January 2012	1,146
Arising on business combinations	60
Amounts written off during the year as uncollectible	(127)
Increase in provision	310

As at 31 December 2012	1,389
Amounts written off during the year as uncollectible	(86)
Decrease in provision	(82)

As at 31 December 2013	1,221
Amounts written off during the year as uncollectible	(66)

As at 31 December 2014	1,155

Apart from the Group’s three largest customers (Clinical Commissioning Groups (“CCGs”, being organised within the NHS) on a consolidated basis, Local Authorities on a consolidated basis, and NHS England), the Group does not have any significant credit risk exposure to any single counterparty or any group of counterparties having similar characteristics. The Group defines counterparties as having similar characteristics if they are related entities. Refer to Note 3.4 for information about the Group’s largest customer on an individual basis, NHS England.

There is no concern over the credit quality of amounts past due but not impaired since the risk is spread over a number of unrelated counterparties which include local and central government. The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivable mentioned above and cash held by the Group.

25.2	Interest rate risk

The Group finances its operations through called up share capital, retained earnings, bank facilities and high yield bonds. At 31 December 2014 the majority of the Group’s borrowings were fixed rate debt, with the exception of £31.3 million (2013: £17.5 million; 2012: £12.0 million) which was drawn down on the revolving credit facility at an interest rate of LIBOR plus 4.0% (2013: LIBOR plus 4.0%; 2012: LIBOR plus 4.0%). The interest rate on future cash advances under the facility is the aggregate of the applicable margin, LIBOR/EURIBOR and mandatory costs (if any). The margin may range from 4.0% to 3.0% based on the ratio of total net debt (defined as senior secured notes, senior unsecured notes, revolving credit facility and finance leases, less cash and excluding accrued interest) to EBITDA.

The Group’s borrowings are at fixed interest rates with the exception of the £31.3 million (2013: £17.5 million; 2012: £12.0 million) bank loan and as a result at 31 December 2014, a general increase of one percentage point in interest rates would not have a significant impact on the Group’s profit before tax.

25.3	Liquidity risk

The Group prepares both annual and short-term cash flow forecasts reflecting known commitments and anticipated projects. Borrowings facilities are arranged as necessary to finance requirements. The Group has sufficient available bank facilities and cash flows from operations to fund current commitments.

As at 31 December 2012

The following table shows the contractual cash flow maturities of financial liabilities:

	Total	0-1 years	2-5 years	5 years and over
	£’000	£’000	£’000	£’000
Trade payables	9,762	9,762
Corporation tax payable	425	425
High yield bonds	1,148,621	59,483	237,930	851,208
Bank loans	14,329	656	13,673	—
Finance lease liabilities	4,697	1,643	3,054	—

	1,177,834	71,969	254,657	851,208

As at 31 December 2013

The following table shows the contractual cash flow maturities of financial liabilities:

	Total	0-1 years	2-5 years	5 years and over
	£’000	£’000	£’000	£’000
Trade payables	11,957	11,957	—	—
Corporation tax payable	188	188	—	—
High yield bonds	1,090,187	59,701	847,720	182,766
Bank loans	20,069	790	19,279	—
Finance lease liabilities	4,174	1,651	2,523	—

	1,126,575	74,287	869,522	182,766

As at 31 December 2014

The following table shows the contractual cash flow maturities of financial liabilities:

	Total	0-1 years	2-5 years	5 years and over
	£’000	£’000	£’000	£’000
Trade payables	13,866	13,866	—	—
High yield bonds	733,600	42,572	691,028	—
Bank loans	34,555	1,469	33,086	—
Finance lease liabilities	3,426	1,585	1,841	—

	785,447	59,492	725,955	—

The loan notes and associated interest have been excluded from the tables above. Interest accruing on the loan notes can be settled in PIK notes, which are not due for repayment until July 2057 or March 2060 in line with the initial capital. Cash outflows are therefore not expected until maturity hence given the length of time to maturity it is deemed reasonable to exclude from the above analysis.

25.4	Capital risk management

The Group’s objective when managing its capital is to ensure that entities in the Group will be able to continue as a going concern whilst maximising returns of stakeholders through the optimisation of debt and equity. The Group manages its capital structure and makes adjustment to it with respect to changes in economic conditions and the strategic objectives of the Group. The Group also aims to maintain a strong credit rating and adequate headroom within the Group’s banking facilities, whilst ensuring that all covenants are met. Throughout the year the Group has operated comfortably in line with this policy.

The Group’s capital structure is as follows:

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Cash	43,009	44,414	22,644
Borrowings	(1,051,419)	(1,085,647)	(883,449)
Equity	277,771	246,950	234,088

The Group is not subject to any externally imposed capital requirements. Net debt is defined as long-term and short-term borrowings less cash.

25.5	Foreign currency risk

The Group operates entirely in the United Kingdom and is not exposed to any foreign currency risks.

25.6	Fair values

IFRS 13 requires financial instruments that are measured at fair value to be classified according to the valuation technique used:

•	Level 1 – quoted prices (unadjusted) in active markets for identical assets or liabilities

•	Level 2 – inputs, other than Level 1 inputs, that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices)

•	Level 3 – unobservable inputs

The fair value of the Group’s high yield bonds can be observed directly from market prices as the bonds are listed on the Luxembourg Stock Exchange and have therefore been measured using Level 1 inputs.

In the opinion of the directors, the fair value of the Group’s fixed rate loan notes are not considered to be significantly different to the book value, therefore book value is considered to be a reasonable proxy.

The Group has no financial instruments that are measured at fair value.

As at 31 December 2012

	Carrying amount	Fair value
	£’000	£’000
Receivables
Cash and cash equivalents	43,009	43,009
Trade receivables	20,774	20,774

	63,783	63,783

Financial liabilities at amortised cost
Trade and other payables	(84,421)	(84,421)
High yield bonds	(828,460)	(836,219)
Loan notes	(222,654)	(222,654)
Bank loans	(12,116)	(12,116)
Finance lease liabilities	(4,697)	(4,697)

	(1,152,348)	(1,160,107)

As at 31 December 2013

	Carrying amount	Fair value
	£’000	£’000
Receivables
Cash and cash equivalents	44,414	44,414
Trade receivables	22,916	22,916

	67,330	67,330

Financial liabilities at amortised cost
Trade and other payables	(76,309)	(76,309)
High yield bonds	(828,490)	(868,970)
Loan notes	(249,372)	(249,372)
Bank loans	(17,552)	(17,552)
Finance lease liabilities	(4,174)	(4,174)

	(1,175,897)	(1,216,377)

As at 31 December 2014

	Carrying amount	Fair value
	£’000	£’000
Receivables
Cash and cash equivalents	22,644	22,644
Trade receivables	27,774	27,774

	50,418	50,418

Financial liabilities at amortised cost
Trade and other payables	(83,927)	(83,927)
High yield bonds	(577,346)	(601,156)
Loan notes	(279,295)	(279,295)
Bank loans	(31,505)	(31,505)
Finance lease liabilities	(3,426)	(3,426)

	(975,499)	(999,309)

25.7	Financing facilities

The Group has the following undrawn borrowing facilities:

	As at 31 December
	2012	2013	2014
	£’000	£’000	£’000
Secured revolving credit facility – floating rate expiring beyond one year	85,842	79,836	66,081

The revolving credit facility was entered into on 3 March 2011 and expires on 3 February 2017. The revolving credit facility provides for borrowings up to an aggregate of £70.0 million on a committed basis and a further £30.0 million on an uncommitted basis. Of the total available facility, £31.3 million was drawn down as at 31 December 2014 (2013: £17.5 million; 2012: £12.0 million) and £2.7 million (2013: £2.7 million; 2012: £2.2 million) of the £100.0 million facility has been utilised by outstanding letters of credit and other ancillary facilities.

The revolving credit facility requires the Group to maintain a financial ratio in relation to drawn super senior gross leverage defined as the total amount outstanding under the facility (excluding accrued interest, fees and commission) and EBITDA. The current forecasts indicate that the Group will comply with this ratio for the foreseeable future.

26.	Related party transactions

26.1	Ultimate parent and controlling party

The Group’s ultimate parent is Priory Group No. 1 Limited, a company incorporated in the United Kingdom. The results of this company are included in the consolidated financial statements of Priory Group No. 1 Limited, the largest and smallest group undertaking to consolidate these financial statements, a copy of which can be obtained from the Company Secretary at Fifth Floor, 80 Hammersmith Road, London W14 8UD. Priory Group No. 1 Limited is beneficially owned by funds managed by Advent International Corporation which is considered by the directors to be the ultimate controlling party of the Company.

Balances and transactions between the Company and its subsidiaries, which are related parties, have been eliminated on consolidation and are not disclosed in this Note.

26.2	Remuneration of key management personnel

The remuneration of the directors is set out below in aggregate for each of the categories specified in IAS 24 “Related Party Disclosures”.

	Year ended 31 December
	2012	2013	2014
	£’000	£’000	£’000
Short-term employee benefits (including employer’s national insurance )	1,840	1,750	1,966
Compensation for loss of office (including employer’s national insurance)	458	—	627
Post-employment benefits	68	82	72

Total directors’ emoluments	2,366	1,832	2,665

The emoluments of the highest paid director of the Company were £845,000 (2013: £1,486,000; 2012: £829,000) excluding employer’s national insurance contributions of £115,000 (2013: £204,000; 2012: £108,000). The amount in the year ended 31 December 2013 included £1,219,000 of certain contractual bonuses and other non-recurring emoluments (including employer’s national insurance contributions) which are excluded from short-term employee benefits in the table above. In addition, in the year ended 31 December 2014, the Group paid pension contributions of £43,000 (2013: £38,000; 2012: £nil) in respect of the highest paid director.

The key management of the Group are deemed to be the executive management team which comprises the executive directors and certain other members of senior management.

26.3	Other disclosures

The loan notes issued by the Group are owned by funds managed by Advent International Corporation. See note 18 for further details.

Funds managed and/or advised by Advent beneficially own and control (through wholly owned intermediary holding companies) approximately 88% of the issued share capital of Priory Group No. 1 Limited. The remaining 12% of the share capital was allocated for equity investment by the senior management team and other senior directors.

Tom Riall, a director of Priory Group No.1 Limited, was issued a loan in 2013 by the Company for the sole purpose of acquiring 147,943 C ordinary shares in Priory Group No. 1 Limited. The principal balance outstanding on the loan at 31 December 2014 is £147,943 (2013: £147,943; 2012: £nil) and bears interest at the higher of 4% per annum and the official rate of HM Revenue and Customs.

27.	Subsidiaries

The subsidiary undertakings as at 31 December 2014 are as follows:

Name of subsidiary	Principal activities	Country of incorporation	Class and percentage of shares held
Priory Group No. 2 Limited	Holding company	United Kingdom	100% ordinary
Priory Group No. 3 PLC	Holding company	United Kingdom	100% ordinary
Priory Investments Holdings Limited	Holding company	Cayman Islands	100% ordinary
Priory Health No. 1 Limited	Holding company	Cayman Islands	100% ordinary
Craegmoor Group Limited	Holding company	United Kingdom	100% ordinary
Priory Healthcare Holdings Limited	Holding company	United Kingdom	100% ordinary
Medical Imaging (Essex) Limited	Non trading	United Kingdom	100% ordinary
Nottcor 6 Limited	Non trading	United Kingdom	100% ordinary
Priory Pension Trustee Limited	Trustee company	United Kingdom	100% ordinary
Priory Healthcare Investments Trustee Limited	Investment trustee company	United Kingdom	100% ordinary
Priory Holdings Company No 1 Limited	Holding company	Cayman Islands	100% ordinary
Priory New Investments Limited	Holding company	United Kingdom	100% ordinary
Priory Services for Young People Limited	Non trading	Isle of Man	100% ordinary
Priory Health No. 2 Limited	Holding company	Cayman Islands	100% ordinary
Priory Healthcare Investments Limited	Holding company	United Kingdom	100% ordinary
Priory Finance Company Limited	Financing company	Cayman Islands	100% ordinary
Priory Finance Property Holdings No. 1 Limited	Non trading	United Kingdom	100% ordinary
Priory Finance Property Holdings No. 2 Limited	Non trading	United Kingdom	100% ordinary
Coxlease Holdings Limited	Holding company	United Kingdom	100% ordinary
Coxlease School Limited	Non trading	United Kingdom	100% ordinary
Priory Healthcare Finance Co Limited	Non trading	United Kingdom	100% ordinary
Priory Group Limited	Non trading	United Kingdom	100% ordinary
Priory Securitisation Holdings Limited	Non trading	United Kingdom	100% ordinary
Priory Behavioural Health Limited	Non trading	United Kingdom	100% ordinary
Employee Management Services Limited	Non trading	United Kingdom	100% ordinary
Care Continuums Limited	Non trading	United Kingdom	100% ordinary
Sturt House Clinic Limited	Non trading	United Kingdom	100% ordinary
Community Addiction Services Limited	Non trading	United Kingdom	100% ordinary
Public Health Solutions Limited	Non trading	United Kingdom	100% ordinary
Priory Healthcare Europe Limited	Non trading	United Kingdom	100% ordinary
Fanplate Limited	Non trading	United Kingdom	100% ordinary
Priory Securitisation Limited	Non trading	United Kingdom	100% ordinary
Priory Grange (Holdings) Limited	Non trading	United Kingdom	100% ordinary
Priory Grange (St Neots) Limited	Non trading	United Kingdom	100% ordinary
Priory Grange (Potters Bar) Limited	Non trading	United Kingdom	100% ordinary
Priory Old Acute Services Limited	Non trading	United Kingdom	100% ordinary
Priory Old Grange Services Limited	Non trading	United Kingdom	100% ordinary
Priory Old Forensic Services Limited	Non trading	United Kingdom	100% ordinary
Priory Old Schools Services Limited	Non trading	United Kingdom	100% ordinary
Libra Health Limited	Non trading	United Kingdom	100% ordinary
Priory Rehabilitation Services Holdings Limited	Non trading	United Kingdom	100% ordinary
Priory Specialist Health Limited	Non trading	United Kingdom	100% ordinary
Jacques Hall Developments Limited	Non trading	United Kingdom	100% ordinary
Blenheim Healthcare Limited	Non trading	United Kingdom	100% ordinary
Highbank Private Hospital Limited	Non trading	United Kingdom	100% ordinary

Name of subsidiary	Principal activities	Country of incorporation	Class and percentage of shares held
Jacques Hall Limited	Non trading	United Kingdom	100% ordinary
Robinson Kay House (Bury) Limited	Non trading	United Kingdom	100% ordinary
Farm Place Limited	Non trading	United Kingdom	100% ordinary
Priory Healthcare Services Limited	Non trading	United Kingdom	100% ordinary
Farleigh Schools Limited	Non trading	United Kingdom	100% ordinary
Eastwood Grange Company Limited	Non trading	United Kingdom	100% ordinary
Chelfham Senior School Limited	Non trading	United Kingdom	100% ordinary
Rossendale School Limited	Non trading	United Kingdom	100% ordinary
Autism (GB) Limited	Non trading	United Kingdom	100% ordinary
ZR Builders (Derby) Limited	Non trading	United Kingdom	100% ordinary
Solutions (Ross) Limited	Non trading	United Kingdom	100% ordinary
Solutions (Llangarron) Limited	Non trading	United Kingdom	100% ordinary
Mark College Limited	Non trading	United Kingdom	100% ordinary
Priory Hospitals Limited	Non trading	United Kingdom	100% ordinary
North Hill House Limited	Non trading	United Kingdom	100% ordinary
Libra Nursing Homes Limited	Non trading	United Kingdom	100% ordinary
Ticehurst House Private Clinic Limited	Non trading	United Kingdom	100% ordinary
Priory Holdings Company No. 2 Limited	Holding company	Cayman Islands	100% ordinary
Cockermouth Propco Limited	Property company	United Kingdom	100% ordinary
Fulford Grange Medical Centre Limited	Non trading	United Kingdom	50% ordinary
Priory Specialist Health Division Limited	Non trading	United Kingdom	100% ordinary
Priory Holdings Company No. 3 Limited	Holding company	Cayman Islands	100% ordinary
Priory Bristol (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Chadwick (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Coach House (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Condover (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Coombe House (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Eastwood Grange (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Eden Grove (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Farm Place (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Hemel Grange (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Hove (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Jacques Hall (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Marchwood (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Mark College (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Nottingham (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Roehampton (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Sheridan House (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Sketchley Hall (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Solutions (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Sturt (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Tadley Court (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Unsted Park (Property) Limited	Property company	Cayman Islands	100% ordinary
Priory Widnes (Property) Limited	Property company	Cayman Islands	100% ordinary

Name of subsidiary	Principal activities	Country of incorporation	Class and percentage of shares held
Priory Healthcare Limited	Specialist healthcare	United Kingdom	100% ordinary
Priory Rehabilitation Services Limited	Brain injury rehabilitation services	United Kingdom	100% ordinary
Priory Secure Services Limited	Forensic psychiatric services	United Kingdom	100% ordinary
Priory Education Services Limited	Schools for children with special needs	United Kingdom	100% ordinary
Priory Central Services Limited	Management services	United Kingdom	100% ordinary
Velocity Healthcare Limited	Specialist healthcare	United Kingdom	100% ordinary
Renova LLP	Trading	United Kingdom	100% members’ capital
Priory (Thetford 1) Limited	Non trading	United Kingdom	100% ordinary
Priory (Thetford 2) Limited	Non trading	United Kingdom	100% ordinary
Thetford Trustee LLP	Non trading	United Kingdom	100% members’ capital
Castlecare Group Limited	Non trading	United Kingdom	100% ordinary
Castlecare Holdings Limited	Non trading	United Kingdom	100% ordinary
Castle Homes Care Limited	Children’s care homes	United Kingdom	100% ordinary
Castle Homes Limited	Children’s care homes	United Kingdom	100% ordinary
Quantum Care (UK) Limited	Children’s care homes	United Kingdom	100% ordinary
Castlecare Cymru Limited	Children’s care homes	United Kingdom	100% ordinary
Castlecare Education Limited	Specialist education services	United Kingdom	100% ordinary
Rothcare Estates Limited	Property company	United Kingdom	100% ordinary
Priory Farmfield Limited	Non trading	United Kingdom	100% ordinary
CO Developments Limited	Property company	United Kingdom	100% ordinary
Priory Care Homes Holdings Limited	Non trading	United Kingdom	100% ordinary
Helden Homes Limited	Rehabilitation services	United Kingdom	100% ordinary
Priory New Investments No. 2 Limited	Holding company	United Kingdom	100% ordinary
Priory New Investments No. 3 Limited	Holding company	United Kingdom	100% ordinary
Affinity Healthcare Holdings Limited	Holding company	United Kingdom	100% ordinary
Priory New Education Services Limited	Education	United Kingdom	100% ordinary
Priory (Troup House) Limited	Education	United Kingdom	100% ordinary
Dunhall Property Limited	Non trading	United Kingdom	100% ordinary
Affinity Healthcare Limited	Holding company	United Kingdom	100% ordinary
Affinity Hospitals Holdings Limited	Holding company	United Kingdom	100% ordinary
Affinity Hospitals Group Limited	Holding company	United Kingdom	100% ordinary
Affinity Hospitals Limited	Holding company	United Kingdom	100% ordinary
Cheadle Royal Healthcare Limited	Private healthcare	United Kingdom	100% ordinary
Middleton St George Healthcare Limited	Private healthcare	United Kingdom	100% ordinary
Cheadle Royal Hospital Limited	Non trading	United Kingdom	100% ordinary
Cheadle Royal Residential Services Limited	Non trading	United Kingdom	100% ordinary
Craegmoor Group (No.1) Limited	Holding company	United Kingdom	Limited by guarantee
Craegmoor Group (No.2) Limited	Holding company	United Kingdom	100% ordinary
Craegmoor Group (No.3) Limited	Holding company	United Kingdom	100% ordinary
Amore Group (Holdings) Limited	Holding company	United Kingdom	100% ordinary
Craegmoor Group (No.5) Limited	Holding company	United Kingdom	100% ordinary
Craegmoor Group (No.6) Limited	Holding company	United Kingdom	100% ordinary
Craegmoor Limited	Holding company	United Kingdom	100% ordinary
Amore Care Holdings Limited	Holding company	United Kingdom	100% ordinary
Craegmoor Facilities Company Limited	Supply of services	United Kingdom	100% ordinary

Name of subsidiary	Principal activities	Country of incorporation	Class and percentage of shares held
Craegmoor Hospitals (Holdings) Limited	Holding company	United Kingdom	100% ordinary
Craegmoor Learning (Holdings) Limited	Holding company	United Kingdom	100% ordinary
Craegmoor Care (Holdings) Limited	Holding company	United Kingdom	100% ordinary
Speciality Care Limited	Holding company	United Kingdom	100% 10p ordinary shares, 100% cumulative redeemable preference shares
Craegmoor (Harbour Care) Limited	Holding company	United Kingdom	100% ordinary
Harbour Care (UK) Limited	Care delivery	United Kingdom	100% of total issued share capital (ordinary, A, B and cumulative preference)
Speciality Care (Rest Homes) Limited	Care delivery	United Kingdom	100% ordinary
Strathmore College Limited	Care delivery	United Kingdom	100% ordinary
Speciality Care (Medicare) Limited	Holding company	United Kingdom	100% ordinary
Specialised Courses Offering Purposeful Education Limited	Care delivery	United Kingdom	100% ordinary
Independent Community Living (Holdings) Limited	Holding company	United Kingdom	100% ordinary
Craegmoor Hospitals Limited	Care delivery	United Kingdom	100% ordinary
Speciality Care (Care Homes) Limited	Care delivery	United Kingdom	100% ordinary
Burnside Care Limited	Care delivery	United Kingdom	100% ordinary
Craegmoor Healthcare Company Limited	Non trading	United Kingdom	100% ordinary
Craegmoor Supporting You Limited	Care delivery	United Kingdom	100% ordinary
Greymount Properties Limited	Care delivery	United Kingdom	100% ordinary
Parkcare Homes (No. 2) Limited	Care delivery	United Kingdom	100% ordinary
Autism TASCC Services Limited	Care delivery	United Kingdom	100% ordinary
Cotswold Care Services Limited	Care delivery	United Kingdom	100% ordinary
Craegmoor Holdings Limited	Care delivery	United Kingdom	100% ordinary
Craegmoor Homes Limited	Care delivery	United Kingdom	100% ordinary
J C Care Limited	Care delivery	United Kingdom	100% ordinary
Johnston Care Limited	Care delivery	United Kingdom	100% ordinary
Lambs Support Services Limited	Care delivery	United Kingdom	100% ordinary
Positive Living Limited	Care delivery	United Kingdom	100% ordinary
Sapphire Care Services Limited	Care delivery	United Kingdom	100% ordinary
Strathmore Care Services Limited	Care delivery	United Kingdom	100% ordinary
Treehome Limited	Care delivery	United Kingdom	100% ordinary
Grovedraft Limited	Non trading	United Kingdom	100% ordinary
Peninsula Autism Services and Support Limited	Care delivery	United Kingdom	100% ordinary
High Quality Lifestyles Limited	Care delivery	United Kingdom	100% ordinary
New Directions (Bexhill) Limited	Care delivery	United Kingdom	100% ordinary
New Directions (Hastings) Limited	Care delivery	United Kingdom	100% ordinary
New Directions (Robertsbridge) Limited	Care delivery	United Kingdom	100% ordinary
New Directions (St. Leonards on Sea) Limited	Care delivery	United Kingdom	100% ordinary
Lansdowne Road Limited	Care delivery	United Kingdom	100% ordinary
Lothlorien Community Limited	Care delivery	United Kingdom	100% ordinary
R.J. Homes Limited	Care delivery	United Kingdom	100% ordinary
Heddfan Care Limited	Care delivery	United Kingdom	100% ordinary
Conquest Care Homes (Norfolk) Limited	Care delivery	United Kingdom	100% ordinary

Name of subsidiary	Principal activities	Country of incorporation	Class and percentage of shares held
Conquest Care Homes (Peterborough) Limited	Care delivery	United Kingdom	100% ordinary
Conquest Care Homes (Soham) Limited	Care delivery	United Kingdom	100% ordinary
Ferguson Care Limited	Care delivery	United Kingdom	100% ordinary
Speciality Care (Learning Disabilities) Limited	Care delivery	United Kingdom	100% ordinary
Speciality Care (Rehab) Limited	Care delivery	United Kingdom	100% ordinary
Amore (Prestwick) Limited	Elderly care services	United Kingdom	100% ordinary
Amore Elderly Care Holdings Limited	Elderly care services	United Kingdom	100% ordinary
Amore Elderly Care (Wednesfield) Limited	Elderly care services	United Kingdom	100% ordinary
Amore (Ben Madigan) Limited	Elderly care services	United Kingdom	100% ordinary
Amore (Warrenpoint) Limited	Elderly care services	United Kingdom	100% ordinary
Amore (Watton) Limited	Elderly care services	United Kingdom	100% ordinary
Amore Care Limited	Elderly care services	United Kingdom	100% ordinary
Speciality Healthcare Limited	Elderly care services	United Kingdom	100% ordinary
Health & Care Services (NW) Limited	Elderly care services	United Kingdom	100% ordinary
Speciality Care (Addison Court) Limited	Elderly care services	United Kingdom	100% ordinary
Speciality Care (EMI) Limited	Elderly care services	United Kingdom	100% ordinary and 100% preference
Speciality Care (UK Lease Homes) Limited	Elderly care services	United Kingdom	100% ordinary
Parkcare Homes Limited	Elderly care services	United Kingdom	100% ordinary
Health & Care Services (UK) Limited	Elderly care services	United Kingdom	100% ordinary
Amore (Stoke 1) Limited	Elderly care services	United Kingdom	100% ordinary
Amore (Wednesfield 1) Limited	Elderly care services	United Kingdom	100% ordinary
S P Cockermouth Limited	Elderly care services	United Kingdom	100% ordinary
Amore (Coventry) Limited	Elderly care services	Isle of Man	100% ordinary
Yorkshire Parkcare Company Limited	Elderly care services	United Kingdom	100% ordinary
Speciality Care (Rest Care) Limited	Non trading	United Kingdom	100% ordinary
Amore (Bourne) Limited	Non trading	United Kingdom	100% ordinary
Amore (Cockermouth) Limited	Non trading	United Kingdom	100% ordinary
Amore (Ings Road) Limited	Non trading	United Kingdom	100% ordinary
Amore Elderly Care Limited	Elderly care services	United Kingdom	100% ordinary
Amore (Stoke 2) Limited	Non trading	United Kingdom	100% ordinary
Stoke 3 Limited	Non trading	United Kingdom	100% ordinary
Amore (Wednesfield 2) Limited	Non trading	United Kingdom	100% ordinary
Wednesfield 3 Limited	Non trading	United Kingdom	100% ordinary
Stoke Trustee (No 2) LLP	Non trading	United Kingdom	100% membership capital
Wednesfield Trustee LLP	Non trading	United Kingdom	100% membership capital
Wednesfield Trustee (No 2) LLP	Non trading	United Kingdom	100% membership capital
Stoke Trustee LLP	Non trading	United Kingdom	100% membership capital
Priory Finance Property LLP	Property company	United Kingdom	100% membership capital

All of the subsidiary undertaking listed above have been controlled by the Group throughout the period to which this historical financial information relates, with the following exceptions:

Name of subsidiary	Date of acquisition
Harbour Care (UK) Limited	15 February 2012*
Peninsula Autism Services & Support Limited	30 April 2012
High Quality Lifestyles Limited	31 August 2012
Helden Homes Limited	23 July 2013
New Directions (Hastings) Limited	31 January 2014
New Directions (Bexhill) Limited	31 January 2014
New Directions (Robertsbridge) Limited	31 January 2014
New Directions (St. Leonards on Sea) Limited	31 January 2014
Castlecare Group Limited	28 November 2014
Castlecare Holdings Limited	28 November 2014
Castle Homes Care Limited	28 November 2014
Castle Homes Limited	28 November 2014
Quantum Care (UK) Limited	28 November 2014
Castlecare Cymru Limited	28 November 2014
Castlecare Education Limited	28 November 2014
Rothcare Estates Limited	28 November 2014

*	75% of share capital acquired on 15 February 2012, with the remaining 25% acquired on 13 June 2013.

All of the subsidiary undertakings of the Group have their registered address at Fifth Floor, 80 Hammersmith Road, London W14 8UD, United Kingdom, with the following exceptions:

The following subsidiaries have their registered address at c/o M&C Corporate Services Limited, P.O. Box 309GT, Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands: Priory Chadwick Lodge (Property) Limited, Priory Coach House (Property) Limited, Priory Eden Grove (Property) Limited, Priory Farm Place (Property) Limited, Priory Hemel Grange (Property) Limited, Priory Hove (Property) Limited, Priory Marchwood (Property) Limited, Priory Mark College (Property) Limited, Priory Nottingham (Property) Limited, Priory Roehampton (Property) Limited, Priory Sheridan House (Property) Limited, Priory Sketchley Hall (Property) Limited, Priory Sturt (Property) Limited, Priory Unsted Park (Property) Limited, Priory Bristol (Property) Limited, Priory Condover (Property) Limited, Priory Coombe House (Property) Limited, Priory Eastwood Grange (Property) Limited, Priory Jacques Hall (Property) Limited, Priory Solutions (Property) Limited, Priory Tadley Court (Property) Limited, Priory Widnes (Property) Limited, Priory Finance Company Limited, Priory Health No 1 Limited, Priory Health No 2 Limited, Priory Health No 3 Limited, Priory Investments Holdings Limited.

The following subsidiaries have their registered address at 38-40 Mansionhouse Road, Glasgow G41 3DW, United Kingdom: Affinity Hospitals Group Limited, Affinity Hospitals Holding Limited, Priory (Troup House) Limited.

The following subsidiary has its registered address at Norwich Union House, 7 Fountain Street, Belfast BT1 5EA, United Kingdom: CO Developments Limited.

The following subsidiaries have their registered address at First Floor, Jubilee Buildings, Victoria Street, Douglas IM1 2SH, Isle of Man: Amore (Coventry) Limited, Priory Services for Young People (IOM) Limited.

28.	Post balance sheet events

28.1	Acquisition of Life Works Community Limited

On 17 September 2015 the Group acquired a 100% interest in Life Works Community Limited for total cash consideration of £7.8 million, funded by way of a draw down on the Group’s Revolving Credit Facility. The company operates a 22 bed facility in South East England which specialises in providing inpatient therapy for individuals with drug, alcohol and other addictions, eating disorders and depression.

The net fair value of the assets and liabilities acquired as part of the Life Works Community business combination was £2.0 million (comprising £1.3 million of intangible assets, £2.8 million of property, plant and equipment, and £0.2 million of cash, offset by £1.1 million of bank loans, £0.8 million of deferred tax and net working capital of £0.4 million), giving rise to goodwill on acquisition of £5.8 million. The Group settled the outstanding bank loan in full immediately upon acquisition.

The intangible asset recognised relates to the Life Works brand and will be amortised over 20 years on a straight line basis. Goodwill recognised on acquisition is attributable to the synergies expected to be achieved through integration of the business with the rest of the Group, together with the skills and talent of the assembled workforce. None of the goodwill is expected to be deductible for corporation tax purposes.

Acquisition costs (primarily legal and professional fees) of £0.1 million were incurred in connection with the Life Works Community business combination.

28.2	Acquisition of Progress Care

On 22 December 2015 the Group acquired a 100% interest in the share capital of Progress Care (Holdings) Limited group (“Progress Care”) for total cash consideration of £10.8 million, funded through existing cash reserves. The Progress Care group operates ten facilities for children and adults with specialist care requirements in the North West of England through two wholly owned trading subsidiaries, Progress Care and Education Limited and Progress Adult Services Limited. The directors are currently assessing the fair values of the assets and liabilities acquired in the Progress Care business combination.